Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-251542

PROSPECTUS SUPPLEMENT
(to Prospectus dated February 2, 2021)

400,000 Shares XAI Octagon Floating Rate & Alternative Income Term Trust 6.50% Series 2026 Term Preferred Shares Liquidation Preference $25 per Share

The Trust. XAI Octagon Floating Rate & Alternative Income Term Trust (the “Trust”) is a diversified, closed-end management investment company.

Investment Objective. The investment objective of the Trust is to seek attractive total return with an emphasis on income generation across multiple stages of the credit cycle. There can be no assurance that the Trust will achieve its investment objective, and you could lose some or all of your investment.

Investment Strategy. The Trust seeks to achieve its investment objective by investing in a dynamically managed portfolio of opportunities primarily within the private credit markets. Under normal market conditions, the Trust will invest at least 80% of its Managed Assets (as defined in the accompanying Prospectus) in floating rate credit instruments and other structured credit investments.

The Offering. The Trust is offering 400,000 shares (the “Purchased Shares”) of its 6.50% Series 2026 Term Preferred Shares (the “2026 Preferred Shares”) in a registered direct offering (the “Offering”), at a price of $25.00 per share, plus accrued dividends from July 31, 2021 to but not including the date of delivery ($0.17604 per share), to certain purchasers (each, a “Purchaser”) in a privately negotiated transaction pursuant to a purchase agreement dated September 8, 2021. The Trust has not retained a placement agent, underwriter, broker or dealer with respect to this Offering and therefore is not paying any underwriting discounts or commissions. The gross proceeds to the Trust before expenses will be $10,000,000 (plus accrued dividends paid by the Purchasers). The Trust estimates the total expenses of this Offering will be approximately $80,000.

2026 Preferred Shares. The Trust pays quarterly dividends on the 2026 Preferred Shares at an annual rate of 6.50% of the $25 liquidation preference per share, or $1.625 per 2026 Preferred Share per year, every January 31, April 30, July 31 and October 31, commencing April 30, 2021.

The Trust is required to redeem all of the outstanding 2026 Preferred Shares on March 31, 2026 at a redemption price equal to $25 per share plus an amount equal to accumulated but unpaid dividends, if any, to, but excluding, the date of redemption. The Trust cannot effect any amendment, alteration or repeal of its obligation to redeem all of the 2026 Preferred Shares on March 31, 2026 without the prior unanimous consent of the holders of 2026 Preferred Shares. If the Trust fails to maintain an asset coverage ratio of at least 200% (as described in this Prospectus Supplement), the Trust will redeem a portion of the outstanding 2026 Preferred Shares in an amount at least equal to the lesser of (1) the minimum number of 2026 Preferred Shares necessary to cause the Trust to meet its required asset coverage ratio and (2) the maximum number of 2026 Preferred Shares that the Trust can redeem out of cash legally available for such redemption. At any time on or after March 31, 2023, at the Trust’s sole option, the Trust may redeem the 2026 Preferred Shares in whole or in part at a redemption price per share equal to the sum of the $25 liquidation preference per share plus an amount equal to accumulated but unpaid dividends, if any, on the 2026 Preferred Shares.

The 2026 Preferred Shares will rank pari passu, or equally, in right of payment with all other preferred shares (“Preferred Shares”) that the Trust may issue in the future, and rank senior in right of payment to all of the Trust’s common shares of beneficial interest of the Trust, par value $0.01 per share (the “Common Shares”). As of the date of this prospectus supplement, there are 1,196,000 2026 Preferred Shares issued and outstanding.

NYSE Listing. The outstanding 2026 Preferred Shares are, and the Purchased Shares will be, subject to notice of issuance, listed on the New York Stock Exchange (“NYSE”) under the symbol “XFLTPRA.” As of August 31, 2021, the last reported sale price of the 2026 Preferred Shares on the NYSE was $25.89 per share.

(continued on next page)

Investing in the 2026 Preferred Shares involves certain risks, including the possible loss of the entire principal amount that you invest. The Trust utilizes leverage, which is subject to numerous risks. See “Risks” on page S-11 of this Prospectus Supplement and on page 2 of the accompanying Prospectus and “Risks” in the Trust’s most recent Annual Report on Form N-CSR and in any of the Trust’s other filings with the Securities and Exchange Commission (“SEC”) incorporated herein by reference. You should carefully consider these risks together with all of the other information contained in this Prospectus Supplement and the accompanying Prospectus before making a decision to purchase the 2026 Preferred Shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement and the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the 2026 Preferred Shares sold pursuant to this prospectus supplement is expected to be made on or about September 9, 2021.

_______________________________

Prospectus Supplement dated September 8, 2021

(continued from previous page)

You should read this Prospectus Supplement and the accompanying Prospectus, and the documents incorporated herein or therein by reference, which contain important information about the Trust that you should know before deciding whether to invest, and retain it for future reference. A Statement of Additional Information, dated February 2, 2021 (the “SAI”), containing additional information about the Trust, has been filed with the SEC and is incorporated by reference in its entirety into the accompanying Prospectus. This Prospectus Supplement, the accompanying Prospectus and the SAI are part of a “shelf” registration statement filed with the SEC. This Prospectus Supplement describes the specific details regarding this offering, including the method of distribution. If information in this Prospectus Supplement is inconsistent with the accompanying Prospectus or the SAI, you should rely on this Prospectus Supplement.

The 2026 Preferred Shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

As permitted by regulations adopted by the SEC, paper copies of the Trust’s annual and semi-annual shareholder reports will no longer be sent by mail, unless you specifically request paper copies of the reports from the Trust or from your financial intermediary, such as a broker-dealer or bank. Instead, the reports will be made available on the Trust’s website (www.xainvestments.com/XFLT), and you will be notified by mail each time a report is posted and provided with a website link to access the report.

You may elect to receive all future reports in paper free of charge. If you own these shares through a financial intermediary, such as a broker-dealer or bank, you may contact your financial intermediary to request that you continue to receive paper copies of your shareholder reports. If you invest directly with the Trust, you can inform the Trust that you wish to continue receiving paper copies of your shareholder reports by calling (888) 903-3358. Your election to receive reports in paper will apply to all funds held with the fund complex if you invest directly with the Trust or to all funds held in your account if you invest through your financial intermediary.

Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts. The first part is this Prospectus Supplement, which describes the terms of the offering of the Purchased Shares. The second part is the accompanying Prospectus, which contains more general information about the securities that the Trust may offer from time to time, some of which may not apply to this offering of Purchased Shares. If information in this Prospectus Supplement is inconsistent with the accompanying Prospectus, you should rely on this Prospectus Supplement. You should carefully read this Prospectus Supplement and the accompanying Prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

This Prospectus Supplement and the accompanying Prospectus and the SAI, contain or incorporate by reference forward-looking statements, within the meaning of the federal securities laws, that involve risks and uncertainties. These statements describe the Trust’s plans, strategies, and goals and the Trust’s beliefs and assumptions concerning future economic and other conditions and the outlook for the Trust, based on currently available information. In this Prospectus Supplement and the accompanying Prospectus, words such as “anticipates,” “believes,” “expects,” “objectives,” “goals,” “future,” “intends,” “seeks,” “will,” “may,” “could,” “should,” and similar expressions, and the negative of such terms, are used in an effort to identify forward-looking statements, although some forward-looking statements may be expressed differently. By their nature, all forward looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by any forward looking statements. Although the Trust believes that the expectations expressed in these forward looking statements are reasonable, actual results could differ materially from those projected or assumed in these forward looking statements. The Trust’s future financial condition and results of operations, as well as any forward looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “Risks” sections of this Prospectus Supplement, the accompanying Prospectus and the Trust’s most recent Annual Report, which describe certain currently known risk factors that could cause actual results to differ materially from the Trust’s expectations. The Trust urges you to review carefully that section for a more detailed discussion of the risks associated with an investment in the Trust’s securities. All forward looking statements contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus are made as of the date of this Prospectus. The Trust does not intend, and undertakes no obligation, to update any forward looking statement. The Trust is not entitled to the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act of 1933, as amended (the “Securities Act”).

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Trust has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Trust is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date of this Prospectus Supplement. The Trust’s business, financial condition and results of operations may have changed since that date. The Trust will amend this Prospectus Supplement and the accompanying Prospectus if, during the period that this Prospectus Supplement and the accompanying Prospectus is required to be delivered, there are any subsequent material changes.

ii

WHERE YOU CAN FIND MORE INFORMATION

The Trust is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”), and in accordance therewith files, or will file, reports and other information with the SEC. Reports, proxy statements and other information filed by the Trust with the SEC pursuant to the informational requirements of the Exchange Act and the 1940 Act can be inspected and copied at the public reference facilities maintained by the SEC, 100 F Street, N.E., Washington, D.C. 20549. The SEC maintains a web site at www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Trust, that file electronically with the SEC.

This Prospectus Supplement and the accompanying Prospectus constitute part of a Registration Statement filed by the Trust with the SEC under the Securities Act and the 1940 Act (File Nos. 333-251542 and 811-23247). This Prospectus Supplement and the accompanying Prospectus omit certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Trust and the 2026 Preferred Shares offered hereby. Any statements contained herein or in the accompanying Prospectus concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (www.sec.gov).

The Trust will provide without charge to each person, including any beneficial owner, to whom this Prospectus Supplement and the accompanying Prospectus are delivered, upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this Prospectus Supplement or the accompanying Prospectus. You may request such information by calling (888) 903-3358 or by writing to XA Investments at 321 North Clark Street, Suite 2430, Chicago, Illinois 60654, or you may obtain a copy (and other information regarding the Trust) from the SEC’s website (www.sec.gov). Free copies of this Prospectus Supplement, the accompanying Prospectus, the SAI and any incorporated information will also be available from the Trust’s website at www.xainvestments.com. Information contained on the Trust’s website is not incorporated by reference into this Prospectus Supplement or the accompanying Prospectus and should not be considered to be part of this Prospectus Supplement or the accompanying Prospectus.

iii

INCORPORATION BY REFERENCE

This Prospectus Supplement and the accompanying Prospectus are part of a registration statement that the Trust has filed with the SEC. The Trust is permitted to “incorporate by reference” the information that it files with the SEC, which means that the Trust can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus Supplement and the accompanying Prospectus, and later information that the Trust files with the SEC will automatically update and supersede this information.

The documents listed below, and any reports and other documents filed with the SEC pursuant to Rule 30(b)(2) under the 1940 Act and Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement until all of the 2026 Preferred Shares offered by this Prospectus Supplement and the accompanying Prospectus have been sold or the Trust otherwise terminates the offering, are incorporated by reference into this Prospectus Supplement and the accompanying Prospectus and deemed to be part of this Prospectus Supplement and the accompanying Prospectus from the date of the filing of such reports and documents:

•        the Trust’s SAI, filed with the accompanying Prospectus;

•        the Trust’s Annual Report on Form N-CSR for the fiscal year ended September 30, 2020, filed with the SEC on December 2, 2020 (“Annual Report”);

•        the Trust’s Semi-Annual Report on Form N-CSRS for the period ended March 31, 2021, filed with the SEC on May 26, 2021 (“Semi-Annual Report”);

•        the Trust’s definitive proxy statement on Schedule 14A for its 2021 annual meeting of shareholders, filed with the SEC on April 15, 2021 (“Proxy Statement”);

•        the Trust’s Current Reports on Form 8-K filed with the SEC on February 8, 2021, February 26, 2021, March 29, 2021, April 8 2021 and July 22, 2021;

•        the Trust’s description of Common Shares contained in its Registration Statement on Form 8-A (File No. 001-38216) filed with the SEC on September 22, 2017; and

•        the Trust’s description of 2026 Preferred Shares contained in its Registration Statement on Form 8-A (File No. 001-38216) filed with the SEC on March 26, 2021.

To obtain copies of these filings, see “Where You Can Find More Information.”

iv

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all of the information that you should consider before investing in the Trust’s 2026 Preferred Shares. You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying Prospectus, especially the information under the heading “Risks.” You may also request a copy of the SAI, which contains additional information about the Trust.

The Trust

XAI Octagon Floating Rate & Alternative Income Term Trust (the “Trust”) is a diversified, closed-end management investment company. The Trust commenced operations on September 27, 2017.

The Trust’s 6.50% Series 2026 Term Preferred Shares, par value $0.01 per share, are called “2026 Preferred Shares” and the holders of 2026 Preferred Shares are called “Preferred Shareholders” throughout this Prospectus Supplement and the accompanying Prospectus.

The Adviser

XA Investments LLC (“XAI” or the “Adviser”) serves as the investment adviser to the Trust and is responsible for overseeing the Trust’s overall investment strategy and its implementation. XAI was founded by the principals of XMS Capital Partners, LLC in April 2016. The XAI leadership team believes that the investing public needs better access to a broader range of alternative investment strategies and managers. XAI sponsors registered investment companies designed to provide investors with access to institutional caliber alternative investments, by partnering with established alternative asset managers selected from among numerous alternative credit managers, hedge fund managers and private debt and equity firms to sub-advise XAI funds.

The Sub-Adviser

Octagon Credit Investors, LLC (the “Sub-Adviser”) serves as the investment sub-adviser of the Trust and is responsible for investing the Trust’s assets. The Sub-Adviser’s experienced team of investment professionals has worked together for many years and managed funds through multiple credit cycles over Octagon’s 25-plus year history. The Sub-Adviser currently manages $26.3 billion in assets under management as of January 31, 2021 across 37 collateralized loan obligations (“CLOs”), 10 commingled funds and 11 separately managed accounts. The Sub-Adviser provides non-discretionary investment management services for one separately managed account and one sub-advised fund.

The Offering

The Trust is offering 400,000 shares (the “Purchased Shares”) of its 6.50% Series 2026 Term Preferred Shares (the “2026 Preferred Shares”) in a registered direct offering (the “Offering”), at a price of $25.00 per share, plus accrued dividends from July 31, 2021 to but not including the date of delivery ($0.17604 per share), to certain purchasers (each, a “Purchaser”) in a privately negotiated transaction pursuant to a purchase agreement dated September 8, 2021. The Trust has not retained a placement agent, underwriter, broker or dealer with respect to this Offering and therefore is not paying any underwriting discounts or commissions.

The Purchased Shares are a further issuance of the 2026 Preferred Shares. The Purchased Shares will be treated as a single series with the existing 2026 Preferred Shares and will have the same terms as the existing 2026 Preferred Shares. The Purchased Shares will have the same CUSIP number and will be fungible and rank equally with the existing 2026 Preferred Shares

2026 Preferred Shares

Authorized and Outstanding Shares

The Trust is authorized to issue an unlimited amount of Preferred Shares. The Trust previously designated 1,196,000 of these shares as 2026 Preferred Shares and is designating an additional 400,000 shares as 2026 Preferred Shares.

Liquidation Preference

The 2026 Preferred Shares have a liquidation preference of $25 per share (“Liquidation Preference”). In the event of any liquidation, dissolution or winding up of the Trust’s affairs, Preferred Shareholders will be entitled to receive a liquidating distribution per share equal to the Liquidation Preference, plus an amount equal to all unpaid dividends and distributions on such share accumulated to (but excluding) the date fixed for distribution or payment, whether or not earned or declared by us, but excluding interest on any such distribution or payment. See “Description of the 2026 Preferred Shares — Liquidation Rights.”

Dividends

The 2026 Preferred Shares pay a quarterly dividend at a fixed annual rate of 6.50% of the Liquidation Preference, or $1.625 per share per year, which we refer to as the “Fixed Dividend Rate.” The Fixed Dividend Rate is subject to adjustment under certain circumstances.

Cumulative cash dividends or distributions on each 2026 Preferred Share are payable quarterly, when, as and if declared, or under authority granted, by the Board of Trustees of the Trust out of funds legally available for such payment. The Trust pays dividends on the 2026 Preferred Shares every January 31, April 30, July 31 and October 31, commencing July 31, 2021.

Ranking

The 2026 Preferred Shares are senior securities that constitute shares of beneficial interest of the Trust. The 2026 Preferred Shares rank senior to the Trust’s Common Shares in priority of payment of dividends and as to the distribution of assets upon dissolution, liquidation or winding up of the Trust’s affairs; equal in priority with all other future series of Preferred Shares the Trust may issue as to priority of payment of dividends and as to distributions of assets upon dissolution, liquidation or the winding-up of the Trust’s affairs; and subordinate in right of payment to amounts owed under the Trust’s existing credit agreement, and to the holder of any future senior Indebtedness (as defined below), which may be issued without the vote or consent of Preferred Shareholders.

Term Redemption

The Trust is required to redeem, out of funds legally available therefor, all outstanding 2026 Preferred Shares on March 31, 2026, or the “Term Redemption Date,” at a price equal to the Liquidation Preference plus an amount equal to accumulated but unpaid dividends and distributions, if any, on such shares (whether or not earned or declared, but excluding interest on such dividends) to, but excluding, the Term Redemption Date. The Trust cannot effect any amendment, alteration or repeal of its obligations to redeem all of the 2026 Preferred Shares on March 31, 2026 without the prior unanimous vote or consent of Preferred Shareholders. See “Description of the 2026 Preferred Shares — Redemption” and “— Voting Rights.”

Mandatory Redemption for Asset Coverage

If the Trust fails to maintain asset coverage of at least 200% as of the close of business on the last Business Day of a calendar quarter, and such failure is not cured by the close of business on the date that is thirty (30) calendar days following the date of filing of the Trust’s Annual Report or Semi-Annual Report on Form N-CSR with respect to the Trust’s fourth and second fiscal quarters, respectively, and the applicable monthly report on Form N-PORT filed by the Trust with the SEC with respect to the fiscal period ending as of the last day of such calendar quarter with respect to the Trust’s first and third fiscal quarters (such date the “Asset Coverage Cure Date”), then the Trust is required to redeem, within ninety (90) calendar days of the Asset Coverage Cure Date, such number of Preferred Shares equal to the lesser of (1) the minimum number of Preferred Shares the redemption of which, if deemed to have occurred immediately prior to the opening of business on the Asset Coverage Cure Date that will result in the Trust having an asset coverage ratio of at least 200% and (2) the maximum number of Preferred Shares that can be redeemed out of funds legally available for such redemption. In addition to Preferred Shares required to be redeemed, at the Trust’s sole discretion, the Trust may redeem such number of Preferred Shares (including Preferred Shares required to be redeemed) that will result in the Trust having an asset coverage ratio of up to and including 285%. The Preferred Shares to be redeemed may include, at the Trust’s sole option, any number or proportion of the 2026 Preferred Shares and other series of Preferred Shares. If the 2026 Preferred Shares are to be redeemed in such an event, they will be redeemed at a redemption price equal to the Liquidation Preference per share plus accumulated but unpaid dividends, if any, on such Liquidation Preference (whether or not declared, but excluding, interest on accrued but unpaid dividends, if any) to, but excluding, the date fixed for such redemption.

Optional Redemption

At any time on or after March 31, 2023, at the Trust’s sole option, the Trust may redeem, from time to time, the 2026 Preferred Shares in whole or in part, out of funds legally available for such redemption, at a price per share equal to the sum of the Liquidation Preference plus an amount equal to accumulated but unpaid dividends, if any, on such shares (whether or not earned or declared, but excluding interest on such dividends) to, but excluding, the date fixed for such redemption. See “Description of the 2026 Preferred Shares — Redemption — Optional Redemption” and “— Redemption.”

Voting Rights

Except as otherwise provided in the Trust’s Declaration of Trust, as supplemented by the Statement of Preferences, and By-Laws (collectively, the “Governing Documents”) or as otherwise required by law, (1) each Preferred Shareholder is entitled to one vote for each 2026 Preferred Share held by such holder on each matter submitted to a vote of the Trust’s shareholders and (2) the holders of all outstanding Preferred Shares, including the 2026 Preferred Shares and any other series of Preferred Shares the Trust may issue in the future, and Common Shares of the Trust will vote together as a single class; provided that holders of Preferred Shares, including the 2026 Preferred Shares and any other series of Preferred Shares the Trust may issue in the future, voting separately as a class, elect two of the Trustees of the Trust and will be entitled to elect a majority of the Trustees if the Trust fails to pay dividends on any outstanding Preferred Shares, including the 2026 Preferred Shares, in an amount equal to two full years of dividends and continuing during that period until the Trust corrects that failure. Preferred Shareholders will also vote separately as a class on any matter that materially and adversely affects any preference, right or power of Preferred Shareholders. See “Description of the 2026 Preferred Shares — Voting Rights.”

Conversion Rights

The 2026 Preferred Shares have no conversion rights.

Preferred Share Asset Coverage

Asset coverage for purposes of the Trust’s 2026 Preferred Shares is a ratio calculated under Section 18(h) of the 1940 Act. The Trust estimates that, as of August 31, 2021, based on the composition and value of the Trust’s portfolio and after giving effect to the issuance of the Purchased Shares in this Offering, and the payment of offering costs payable by the Trust of $80,000 in connection with this offering, will be 248.45%. See “Description of the 2026 Preferred Shares — Asset Coverage.”

Listing and Symbol

The outstanding 2026 Preferred Shares are, and the Purchased Shares will be, subject to notice of issuance, listed on the New York Stock Exchange (“NYSE”) under the symbol “XFLTPRA.” As of August 31, 2021, the last reported sale price of the 2026 Preferred Shares on the NYSE was $25.89 per share.

Use of Proceeds

The Trust estimates the net proceeds of the offering, after deducting estimated offering expenses payable by the Trust, to be approximately $9,920,000 (excluding accrued dividends paid by the Purchasers). The Trust intends to use the net proceeds of the offering to invest in accordance with its investment objective and policies as stated in the accompanying Prospectus, to pay down outstanding Indebtedness under its Credit Facility (as defined below) and/or for general working capital purposes. See “Use of Proceeds.”

Leverage

The Trust utilizes leverage to seek to enhance total return and income. The Trust may use leverage through (i) the issuance of senior securities representing indebtedness, including through borrowing from financial institutions or issuance of debt securities, including notes or commercial paper (collectively, “Indebtedness”), (ii) the issuance of Preferred Shares and/or (iii) reverse repurchase agreements, securities lending, short sales or derivatives, such as swaps, futures or forward contracts, that have the effect of leverage (“portfolio leverage,” and, together with Indebtedness and Preferred Shares, “Financial Leverage”). The Trust will not utilize leverage, either through Indebtedness, Preferred Shares or portfolio leverage, in an aggregate amount in excess of 40% of the Trust’s Managed Assets (including the proceeds of leverage). The Trust has entered into a credit agreement, as amended from time to time through the date hereof, that establishes a revolving credit facility with a financial institution (the “Credit Facility”) pursuant to which the Trust may borrow up to $125 million. The use of leverage is a speculative technique that involves special risks.

As of August 31, 2021, outstanding borrowings under the Credit Agreement were $101.15 million. In addition, the Trust has outstanding 1,196,000 2026 Preferred Shares. As of August 31, 2021, the Fund’s Financial Leverage, through Indebtedness under the Credit Agreement and the outstanding 2026 Preferred Shares, represented approximately 38.49% of the Trust’s Managed Assets.

There can be no assurance that the Trust’s leveraging strategy will be successful. See “Use of Leverage” and “Risks — Leverage Risk” in the Trust’s Annual Report, which is incorporated by reference herein.

U.S. Federal Income Taxes

For a discussion of U.S. federal income tax considerations generally applicable to an investment in the 2026 Preferred Shares, see “Tax Matters” in the accompanying prospectus and in the accompanying SAI. Prospective investors are urged to consult their own tax advisors regarding an investment in the 2026 Preferred Shares in light of their personal investment circumstances.

Risks

See “Risks” beginning on page S-11 of this Prospectus Supplement and on page 2 of the accompanying Prospectus, and “Risks” in the Trust’s most recent Annual Report on Form N-CSR and in any of the Trust’s other filings with the SEC incorporated herein by reference for a discussion of factors you should consider carefully before deciding to invest in the Trust’s 2026 Preferred Shares.

Redemption and Paying Agent	DST Systems, Inc. (the “Redemption and Paying Agent”) serves as transfer agent and registrar, dividend disbursing agent and redemption and paying agent with respect to the 2026 Preferred Shares.

CAPITALIZATION

The following table sets forth the Trust’s capitalization at March 31, 2021:

(i)      on an actual basis;

(ii)     on an as adjusted basis, as of August 31, 2021, to reflect the issuance of 156,000 2026 Preferred Shares on April 7, 2021, pursuant to the underwriters’ overallotment option; an increase in the Fund’s outstanding borrowings under the Credit Agreement to $51,000,000; the issuance of an aggregate of 113,174 Common Shares pursuant to the Trust’s Automatic Dividend Reinvestment Plan (the “Dividend Reinvestment Plan”), and the application of the net proceeds from such issuances of Common Shares; the issuance and sale of 3,950,023 Common Shares after March 31, 2021, but prior to August 31, 2021, in an “at-the-market” offering, and the application of the net proceeds from such issuances of Common Shares less the commission paid and offering expenses payable by the Trust in connection with the issuance and sale of Common Shares; and the issuance and sale of 3,565,000 Common Shares on July 23, 2021 in an underwritten offering, and the application of the net proceeds from such issuance of Common Shares less the commission paid and offering expenses payable by the Trust in connection with the issuance and sale of Common Shares; and

(iii)    on an as further adjusted basis to reflect the sale of 400,000 2026 Preferred Shares pursuant to this Prospectus Supplement at an offering price of $25 per share, plus accrued dividends from July 31, 2021 to but not including the date of delivery ($0.17604 per share), less estimated offering expenses payable by the Trust of $80,000, and the application of the net proceeds from the offering as described under “Use of Proceeds.”

You should read this table together with “Use of Proceeds” described in this Prospectus Supplement and the financial statements and notes thereto included elsewhere in this Prospectus Supplement or the accompanying Prospectus.

	Actual	As Adjusted (unaudited)	As Further Adjusted (unaudited)
Indebtedness:
Aggregate Principal Amount of Borrowings	$50,150,000	$101,150,000	$101,150,000
Preferred Shares:
2026 Preferred Shares, par value $0.01 per share; 1,040,000 shares issued and outstanding (actual), 1,196,000 shares issued and outstanding (as adjusted adjusted), and 1,596.000 shares issued and outstanding (as further adjusted)	$26,000,000	$29,900,000	$39,900,000
Common Shareholder’s Equity:
Common Shares, par value $0.01 per share; 18,298,782 (actual), 25,926,979 shares issued and outstanding (as adjusted and as further adjusted)
Paid-in capital	156,099,746	220,991,995	220,991,995
Total distributable earnings	(11,483,274)	(11,483,274)	(11,483,274)
Net Assets	$144,616,472	$209,508,721	$209,428,721

USE OF PROCEEDS

The Trust estimates that the net proceeds to the Trust from this offering, after deducting estimated offering expenses payable by the Trust (excluding accrued dividends paid by the Purchasers), will be approximately $9,920,000.

The Trust intends to invest the net proceeds of this offering in accordance with its investment objective and policies as stated in the accompanying Prospectus and/or to pay down outstanding Indebtedness under its Credit Facility (which will increase the funds under the Credit Facility available to us to make additional investments in accordance with our investment objective). It is currently anticipated that the Trust will be able to invest substantially all of the net proceeds of the offering in accordance with the above purposes within three months after receipt of such proceeds. Pending such investment, it is anticipated that the proceeds will be invested in U.S. Government securities or high grade, short-term money market instruments, which have returns substantially lower than those the Trust anticipates earning once it has fully invested the proceeds of an offering in accordance with its investment objective. The Trust cannot assure you it will achieve our targeted investment pace. A delay in the anticipated use of proceeds could lower returns.

The Trust may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Trust currently has no intent to issue 2026 Preferred Shares primarily for these purposes.

As of August 31, 2021, outstanding borrowings under the Credit Facility were approximately $101 million. The Credit Facility’s maturity date is March 22, 2023, subject to certain reciprocal termination rights. The Trust pays interest on amounts borrowed based on one-month LIBOR plus 1.25%.

RECENT DEVELOPMENTS

Common Share Distributions

The Trust has paid distributions to Common Shareholders monthly since inception. Payment of future distributions is subject to approval by the Trust’s Board of Trustees, as well as meeting the covenants of any outstanding borrowings and the asset coverage requirements of the 1940 Act. The distributions the Trust has paid since March 31, 2021 are as follows:

Payment Date	Record Date	Distribution per Common Share
April 1, 2021	March 16, 2021	$0.073
May 3, 2021	April 15, 2021	$0.073
June 1, 2021	May 18, 2021	$0.073
July 1, 2021	June 15, 2021	$0.073
August 2, 2021	July 15, 2021	$0.073
September 1, 2021	August 17, 2021	$0.073

Payment of future distributions is subject to declaration of such distributions by the Board, as well as meeting the covenants of any outstanding borrowings and the asset coverage requirements of the 1940 Act.

Because of the nature of the Trust’s investments and changes in market conditions from time to time, the distributions paid by the Trust for any particular month may be more or less than the amount of net investment income from that monthly period. In certain circumstances, the Trust may elect to retain income or capital gain and pay income or excise tax on such undistributed amount, to the extent that the Board of Trustees, in consultation with Trust management, determines it to be in the best interest of shareholders to do so. Alternatively, all or a portion of a distribution may be a return of capital, which is in effect a partial return of the amount a Common Shareholder invested in the Trust, up to the amount of the Common Shareholder’s tax basis in their Common Shares, which would reduce such tax basis. Although a return of capital may not be taxable, it will generally increase the Common Shareholder’s potential gain, or reduce the Common Shareholder’s potential loss, on any subsequent sale or other disposition of Common Shares. Shareholders who periodically receive the payment of a distribution consisting of a return of capital may be under the impression that they are receiving net income or profits when they are not. Shareholders should not assume that the source of a distribution from the Trust is net income or profit.

The Trust may, but is not required to, seek to obtain exemptive relief to permit the Trust to make periodic distributions of long-term capital gains with respect to its Common Shares as frequently as monthly. Such relief, if obtained, would permit the Trust to implement a “managed distribution policy” pursuant to which the Trust would distribute a fixed percentage of the net asset value (or market price if then applicable) of the Common Shares at a particular point in time or a fixed monthly amount, any of which may be adjusted from time to time. It is anticipated that under such a distribution policy, the minimum annual distribution rate with respect to the Common Shares would be independent of the Trust’s performance during any particular period but would be expected to correlate with the Trust’s performance over time.

The Trust reserves the right to change its distribution policy and the basis for establishing the rate of distributions at any time and may do so without prior notice to Common Shareholders.

Underwritten Common Share Offering

Pursuant to an underwriting agreement, dated July 21, 2021, by and among the Trust, the Adviser, the Sub-Adviser, and the underwriters named therein, the Trust issued 3,100,000 Common Shares at a price to the public of $8.50 per Common Share. In addition, the Trust granted the underwriters a 30-day option to purchase up to 465,000 additional Common Shares to cover over-allotments, if any. On July 21, 2021, the underwriters elected to exercise the over-allotment option to purchase 465,000 additional Common Shares.

MANAGEMENT OF THE TRUST

The information contained under the heading “Management of the Trust — The Adviser” and “Management of the Trust — The Sub-Adviser” in the Trust’s Annual Report and SAI are incorporated herein by reference.

Fees Paid

Advisory fees paid by the Trust to the Adviser for the three most recent fiscal years were as follows:

	Fiscal Year Ended September 30,
	2020	2019	2018
Contractual Advisory Fee	$1,980,182	$1,931,774	$2,000,594
Fee Waiver*	$0	$(718,370)	$(580,682)
Net Advisory Fee (after waivers)*	$1,980,182	$1,213,404	$1,419,912
Trust Expenses Reimbursed*	$0	$0	$0

____________

*       The Adviser had contractually agreed, through September 27, 2019, to waive a portion of the advisory fee and/or reimburse the Trust for certain operating expenses so that the annual expenses of the Trust did not exceed 0.30% of the Trust’s Managed Assets, subject to certain exclusions, including the exclusion of investment advisory fees, investor support and secondary market services fees, taxes and leverage expenses, among others. The fee waiver is no longer in effect, but the Adviser may recoup previously waived or reimbursed amounts for three years following the date of such waiver or reimbursement, subject to certain conditions. See “Management of the Trust — Expenses” and “Notes to Financial Statements — 3. Investment Advisory and Other Agreements” in the Trust’s Annual Report.

During the fiscal years ended September 30, 2020, 2019 and 2018, the Trust incurred $232,968, $227,267 and $235,364, respectively, in investor support services and secondary market support services fees.

During the fiscal years ended September 30, 2020, 2019 and 2018, the Adviser paid $1,188,109, $1,159,064 and $1,200,356, respectively, to the Sub-Adviser pursuant to the investment sub-advisory agreement.

RISKS

An investment in the Trust is subject to investment risk, including the possible loss of your entire investment. Investors should consider the specific risk factors and special considerations associated with investing in the Trust and the 2026 Preferred Shares. See “Risks” beginning on page 2 of the accompanying Prospectus, and “Risks” in the Trust’s most recent Annual Report on Form N-CSR and in any of the Trust’s other filings with the SEC incorporated herein by reference for a discussion of factors you should consider carefully before deciding to invest in the Trust. See “Where You Can Find More Information.”

Interest Rate Risk

The 2026 Preferred Shares pay dividends at a fixed dividend rate. Prices of fixed income investments vary inversely with changes in market yields. The market yields on securities comparable to the 2026 Preferred Shares may increase, which would likely result in a decline in the secondary market price of the 2026 Preferred Shares prior to the Term Redemption Date. For additional information concerning dividends on the 2026 Preferred Shares, see “Description of the 2026 Preferred Shares — Dividends and Dividend Periods.”

Credit Rating Risk

The Trust does not intend to have the 2026 Preferred Shares rated by any rating agency. Unrated securities usually trade at a discount to similar, rated securities. As a result, there is a risk that the 2026 Preferred Shares may trade at a price that is lower than they might otherwise trade if rated by a rating agency.

Early Redemption Risk

The Trust may voluntarily redeem some or all of the 2026 Preferred Shares on or after March 31, 2023 and the Trust may be forced to redeem some or all of the 2026 Preferred Shares to meet regulatory requirements and the asset coverage requirements. Any such redemptions may occur at a time that is unfavorable to Preferred Shareholders. The Trust may have an incentive to redeem the 2026 Preferred Shares voluntarily before the Term Redemption Date if market conditions allow the Trust to issue other Preferred Shares or debt securities at a rate that is lower than the Fixed Dividend Rate on the 2026 Preferred Shares. For further information regarding the Trust’s ability to redeem the 2026 Preferred Shares, see “Description of the 2026 Preferred Shares — Redemption” and “— Asset Coverage.”

Failed Redemption Risk

The Trust’s investments may include (i) structured credit investments, including CLO debt and subordinated (i.e., residual or equity) securities; (ii) traditional corporate credit investments, including leveraged loans and high yield bonds; (iii) opportunistic credit investments, including stressed and distressed credit situations and long/short credit investments; and (iv) other credit-related instruments. Such securities are frequently not traded in any public market. Substantially all of the investments the Trust presently holds and the investments the Trust expects to acquire in the future are, and will be, subject to legal and other restrictions on resale and will otherwise be less liquid than publicly traded securities. The illiquidity of the Trust’s investments may make it difficult for the Trust to obtain cash equal to the value at which the Trust records its investments quickly if a need arises. If the Trust is unable to obtain sufficient liquidity prior to the Term Redemption Date, the Trust may be forced to engage in a partial redemption or to delay a required redemption. If such a partial redemption or delay were to occur, the market price of the 2026 Preferred Shares might be adversely affected.

Subordination Risk

Rights of Preferred Shareholders are subordinated to the rights of holders of the Trust’s Indebtedness. Therefore, dividends, distributions and other payments to Preferred Shareholders in liquidation or otherwise may be subject to prior payments due to the holders of the Trust’s Indebtedness. In addition, under some circumstances the 1940 Act may provide debt holders with voting rights that are superior to the voting rights of holders of the 2026 Preferred Shares.

Credit and Liquidity Risk

General market uncertainty and extraordinary conditions in the credit markets may impact the liquidity of the Trust’s investment portfolio. In turn, during extraordinary circumstances, this uncertainty could impact the Trust’s distributions and/or ability to redeem the 2026 Preferred Shares in accordance with their terms. Further, there may be market imbalances of sellers and buyers of 2026 Preferred Shares during periods of extreme illiquidity and volatility in the credit markets. Such market conditions may lead to periods of thin trading in any secondary market for the 2026 Preferred Shares and may make valuation of the 2026 Preferred Shares uncertain. As a result, the spread between bid and ask prices is likely to increase significantly such that an investor in the 2026 Preferred Shares may have difficulty selling his or her shares. Less liquid and more volatile trading environments could also result in sudden and significant valuation declines in the 2026 Preferred Shares.

Although the 2026 Preferred Shares will be traded on the NYSE, they will have a limited trading market. As a result, we cannot predict the trading patterns of the 2026 Preferred Shares, and a liquid secondary market may not develop. Preferred Shareholders may be able to sell such shares only at substantial discounts from the Liquidation Preference. There is a risk that the 2026 Preferred Shares may be thinly traded, and the market for such shares may be relatively illiquid compared to the market for other types of securities, with the spread between the bid and asked prices considerably greater than the spreads of other securities with comparable terms and features.

Reinvestment Risk

Given the five-year term and potential for early redemption of the 2026 Preferred Shares, holders of such shares may face an increased reinvestment risk, which is the risk that the return on an investment purchased with proceeds from the sale or redemption of the 2026 Preferred Shares may be lower than the return previously obtained from the investment in such shares.

Dividend Risk

The Trust may be unable to pay dividends on the 2026 Preferred Shares under some circumstances. In addition, the terms of any future indebtedness the Trust may incur could preclude the payment of dividends in respect of equity securities, including the 2026 Preferred Shares, under certain conditions.

UK Departure from EU (“Brexit”) Risk

On January 31, 2020, the United Kingdom (“UK”) officially withdrew from the European Union (“EU”) and the two sides entered into a transition phase, where the UK effectively remained in the EU from an economic perspective, but no longer had any political representation in the EU parliament. The transition period concluded on December 31, 2020, and EU law no longer applies in the UK.

On December 30, 2020, the UK and the EU signed an EU-UK Trade and Cooperation Agreement (“UK/EU Trade Agreement”), which went into effect on January 1, 2021 and sets out the foundation of the economic and legal framework for trade between the UK and the EU. As the UK/EU Trade Agreement is a new legal framework, the implementation of the UK/EU Trade Agreement may result in uncertainty in its application and periods of volatility in both the UK and wider European markets. The UK’s exit from the EU is expected to result in additional trade costs and disruptions in this trading relationship. Furthermore, there is the possibility that either party may impose tariffs on trade in the future in the event that regulatory standards between the EU and the UK diverge. The terms of the future relationship may cause continued uncertainty in the global financial markets, and adversely affect the performance of the Trust.

In addition to the effects on the Trust’s investments in European issuers, the unavoidable uncertainties and events related to Brexit could negatively affect the value and liquidity of the Trust’s other investments, increase taxes and costs of business and cause volatility in currency exchange rates and interest rates. European, UK or worldwide political, regulatory, economic or market conditions and could contribute to instability in political institutions, regulatory agencies and financial markets. Brexit could also lead to legal uncertainty and politically divergent national laws and regulations as the new relationship between the UK and EU is further defined and as the UK determines which EU laws to replace or replicate. In addition, Brexit could lead to further disintegration of the EU and related political stresses (including those related to sentiment against cross border capital movements and activities of investors like the Trust), prejudice to financial services businesses that are conducting business in the EU and which are based in the UK, legal uncertainty regarding achievement of compliance with applicable financial and commercial laws and regulations in view of the expected steps to be taken pursuant to or in contemplation of Brexit. Any of these effects of Brexit, and others that cannot be anticipated, could adversely affect the Trust’s business, results of operations and financial condition.

Legislation and Regulation Risk

At any time after the date of this Prospectus Supplement, legislation may be enacted that could negatively affect the companies in which the Trust invests. Changing approaches to regulation may also have a negative impact companies in which the Trust invests. In addition, legislation or regulation may change the way in which the Trust is regulated. There can be no assurance that future legislation, regulation or deregulation will not have a material adverse effect on the Trust or will not impair the ability of the Trust to achieve its investment objective.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was signed into law in July 2010, has resulted in significant revisions to the U.S. financial regulatory framework. The Dodd-Frank Act covers a broad range of topics, including, among many others: a reorganization of federal financial regulators; the creation of a process designed to ensure financial system stability and the resolution of potentially insolvent financial firms; the enactment of new rules for derivatives trading; the creation of a consumer financial protection watchdog; the registration and regulation of managers of private funds; the regulation of rating agencies; and the enactment of new federal requirements for residential mortgage loans. The regulation of various types of derivative instruments pursuant to the Dodd-Frank Act may adversely affect the Trust or its counterparties.

Section 619 of the Dodd-Frank Act, commonly referred to as the “Volcker Rule,” generally prohibits, subject to certain exemptions, covered banking entities from engaging in proprietary trading or sponsoring, or acquiring or retaining an ownership interest in covered funds (which has been broadly defined in a way which could include many CLOs). On June 25, 2020, the Federal Reserve Board issued a final rule to simplify and tailor compliance requirements relating to the Volcker Rule.

Given the limitations on banking entities investing in CLOs that are covered funds, the Volcker Rule may adversely affect the market value or liquidity of CLOs. Although the Volcker Rule and the implementing rules exempt “loan securitizations” from the definition of covered fund, not all CLOs may qualify for this exemption. Accordingly, in an effort to qualify for the “loan securitization” exemption, many current CLOs have amended their transaction documents to restrict the ability of the issuer to acquire bonds and certain other securities and future CLOs may contain similar restrictions.

The staff of the SEC has, in correspondence with registered management investment companies, raised questions about the level of, and special risks associated with, investments in CLO securities. While it is not possible to predict what conclusions, if any, the staff may reach in these areas, or what recommendations, if any, the staff might make to the SEC, the imposition of limitations on investments by registered management investment companies in CLO securities could adversely impact the Trust’s ability to implement its investment strategy and/or the Trust’s ability to raise capital through public offerings, or could cause the Trust to take certain actions that may result in an adverse impact on the Trust’s financial condition and results of operations.

In October 2014, six federal agencies adopted joint final rules implementing certain credit risk retention requirements contemplated in Section 941 of the Dodd-Frank Act (the “Risk Retention Rules”). A recent court ruling has vacated the application of Risk Retention Rules to collateral managers of certain CLOs. As a result, it is possible that some collateral managers of such CLOs will decide to dispose of the interests they had retained in accordance with the Risk Retention Rules, or decide to take other action with respect to such interests that was not otherwise permitted by the Risk Retention Rules. In light of the outcome of the litigation described above, proposed legislation designed to modify the Risk Retention Rules, reports from the Department of the Treasury recommending potential modifications to the Risk Retention Rules and possible future interpretations by governmental authorities with respect to the Risk Retention Rules, the ultimate impact of the Risk Retention Rules on market generally remains uncertain.

In the EU, there has also been an increase in political and regulatory scrutiny of the securitization industry. This has resulted in a number of measures for increased regulation which are currently at various stages of implementation. CLOs issued in Europe are generally structured in compliance with the applicable EU securitization retention requirements. Such requirements may reduce the issuance of new CLOs and reduce the liquidity provided by CLOs to the leveraged loan market generally. Reduced liquidity in the loan market could reduce investment opportunities for collateral managers, which could negatively affect the return of the Trust’s investments. Any reduction in the volume and liquidity provided by CLOs to the leveraged loan market could also reduce opportunities to redeem or refinance the securities comprising a CLO in an optional redemption or refinancing and could negatively affect the ability of obligors to refinance of their collateral obligations.

Moreover, the SEC and its staff are also reportedly engaged in various initiatives and reviews that seek to improve and modernize the regulatory structure governing investment companies. These efforts appear to be focused on risk identification and controls in various areas, including embedded leverage through the use of derivatives and other trading practices, cybersecurity, liquidity, enhanced regulatory and public reporting requirements and the evaluation of systemic risks. Any new rules, guidance or regulatory initiatives resulting from these efforts could increase the Trust’s expenses and impact its returns to shareholders or, in the extreme case, impact or limit the Trust’s use of various portfolio management strategies or techniques and adversely impact the Trust.

In October 2020, the SEC adopted final rules related to the use of derivatives and certain other transactions by registered investment companies. The compliance date for such rules is expected to be in 2022. Such rules could limit the extent to which the Trust may utilize certain derivative instruments and certain types of leverage, and therefore may have an adverse impact on the ability of the Trust to achieve its investment objective.

On January 20, 2021, Mr. Joseph R. Biden was inaugurated as President of the United States. As a candidate, President Biden called for significant policy changes and the reversal of several of the prior presidential administration’s policies, including significant changes to U.S. fiscal, tax, trade, healthcare, immigration, foreign, and government regulatory policy. In this regard, there is significant uncertainty with respect to legislation, regulation and government policy at the federal level, as well as the state and local levels. Certain of these changes can, and have, been effectuated through executive order. For example, the current administration has taken steps to address the COVID-19 pandemic, rejoin the Paris climate accord of 2015, cancel the Keystone XL pipeline and change immigration enforcement priorities. Recent events have created a climate of heightened uncertainty and introduced new and difficult-to-quantify macroeconomic and political risks with potentially far-reaching implications. There has been a corresponding meaningful increase in the uncertainty surrounding interest rates, inflation, foreign exchange rates, trade volumes and fiscal and monetary policy. To the extent the U.S. Congress or the current presidential administration implements changes to U.S. policy, those changes may impact, among other things, the U.S. and global economy, international trade and relations, unemployment, immigration, corporate taxes, healthcare, the U.S. regulatory environment, inflation and other areas.

Although the Trust cannot predict the impact, if any, of these changes to the Trust’s business, they could adversely affect the Trust’s business, financial condition, operating results and cash flows. Until the Trust knows what policy changes are made and how those changes impact the Trust’s business and the business of the Trust’s competitors over the long term, the Trust will not know if, overall, the Trust will benefit from them or be negatively affected by them. The Adviser and the Sub-Adviser intend to monitor developments and seek to manage the Trust’s portfolio in a manner consistent with achieving the Trust’s investment objectives, but there can be no assurance that they will be successful in doing so.

LIBOR Risk

Instruments in which the Trust invests may pay interest at floating rates based on LIBOR or may be subject to interest caps or floors based on LIBOR. The Trust and issuers of instruments in which the Trust invests may also obtain financing at floating rates based on LIBOR. Derivative instruments utilized by the Trust and/or issuers of instruments in which the Trust may invest may also reference LIBOR. The Trust utilizes leverage or borrowings primarily based on LIBOR. Regulators and law-enforcement agencies from a number of governments, including entities in the United States, Japan, Canada and the UK, have conducted or are conducting civil and criminal investigations into whether the banks that contribute to the British Bankers’ Association, or the “BBA,” in connection with the calculation of daily LIBOR may have been manipulating or attempting to manipulate LIBOR. Several financial institutions have reached settlements with the Commodity Futures Trading Commission (“CFTC”), the U.S. Department of Justice Fraud Section and the United Kingdom Financial Conduct Authority in connection with investigations by such authorities into submissions made by such financial institutions to the bodies that set LIBOR and other interbank offered rates. Additional investigations remain ongoing with respect to other major banks. There can be no assurance that there will not be additional admissions or findings of rate-setting manipulation or that manipulations of LIBOR or other similar interbank offered rates will not be shown to have occurred. ICE Benchmark Administration Limited (“IBA”) assumed the role of LIBOR administrator from the BBA on February 1, 2014. Any new administrator of LIBOR may make methodological changes to the way in which LIBOR is calculated or may alter, discontinue or suspend calculation or dissemination of LIBOR. Additional findings of manipulation may decrease the confidence of the market in LIBOR and lead market participants to look for alternative, non-LIBOR based types of financing, such as fixed rate loans or bonds or floating rate loans based on non-LIBOR indices.

In July 2017, the head of the United Kingdom Financial Conduct Authority announced the desire to phase out the use of LIBOR by the end of 2021. On March 5, 2021, IBA announced that it will cease publication of euro, sterling, Swiss franc and yen LIBORs after December 31, 2021; one week and two month U.S. dollar LIBORs after December 31, 2021; and all other U.S. dollar LIBORs after June 30, 2023. Therefore, banks are encouraged to cease entering into new contracts that use U.S. dollar LIBOR as a reference rate as soon as practicable and in any event by December 31, 2021 or June 30, 2023, as applicable. There is currently no definitive information regarding the future utilization of LIBOR or of any particular replacement rate. Abandonment of or modifications to LIBOR could have adverse impacts on newly issued financial instruments and existing financial instruments which reference LIBOR. CLOs generally contemplate a scenario where LIBOR is no longer available by requiring the CLO administrator to calculate a replacement rate primarily through dealer polling on the applicable measurement date. However, there is uncertainty regarding the effectiveness of the dealer polling processes, including the willingness of banks to provide such quotations. Recently, some CLOs have included, or have been amended to include, language permitting the CLO investment manager to implement a market replacement rate upon the occurrence of certain material disruption events. However, not all CLOs may adopt such provisions, nor can there be any assurance the CLO investment managers will undertake the suggested amendments when able. In addition, the effect of a phase out of LIBOR on U.S. senior secured loans, the underlying assets of the CLOs in which we invest, is currently unclear. While some instruments may contemplate a scenario where LIBOR is no longer available by providing for an alternative rate setting methodology, not all instruments may have such provisions and there is significant uncertainty regarding the effectiveness of any such alternative methodologies. To the extent that any replacement rate utilized for senior secured loans differs from that utilized for a CLO that holds those loans, the CLO would experience an interest rate mismatch between its assets and liabilities. Abandonment of or modifications to LIBOR could lead to significant short-term and long-term uncertainty and market instability. It remains uncertain how such changes would be implemented and the effects such changes would have on the Trust, issuers of instruments in which the Trust invests and financial markets generally.

At this time, no consensus exists as to what rate or rates will become accepted alternatives to LIBOR, although the U.S. Federal Reserve, in connection with the Alternative Reference Rates Committee, a steering committee comprised of large U.S. financial institutions, is considering replacing U.S. dollar LIBOR with the Secured Overnight Financing Rate (“SOFR”). Given the inherent differences between LIBOR and SOFR, or any other alternative benchmark rate that may be established, there are many uncertainties regarding a transition from LIBOR, including but not limited to the need to amend all contracts with LIBOR as the referenced rate and how this will impact the cost of variable rate debt and certain derivative financial instruments. In addition, SOFR or other replacement rates may fail to gain market acceptance. Any failure of SOFR or alternative reference rates to gain market acceptance could adversely affect the return on, value of and market for securities linked to such rates.

DESCRIPTION OF THE 2026 PREFERRED SHARES

The following is a brief description of the terms of the Trust’s Preferred Shares, including specific terms of the 6.50% Series 2026 Term Preferred Shares. This is not a complete description and is subject to, and entirely qualified by reference to, our Governing Documents. The final Statement of Preferences, as amended, will be filed with the SEC and incorporated by reference into the Trust’s Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part. You may obtain copies of these documents as described under “Where You Can Find More Information.”

General

The Trust is authorized to issue an unlimited amount of Preferred Shares. The Trust previously designated 1,196,000 of these shares as 2026 Preferred Shares and is designating an additional 400,000 shares as 2026 Preferred Shares. Terms of the Preferred Shares are set forth in the Statement of Preferences. Terms of the 2026 Preferred Shares are the same as those of the Trust’s Preferred Shares except as set forth in Appendix A to the Statement of Preferences.

At the time of issuance, any Preferred Shares, including the 2026 Preferred Shares sold pursuant to this prospectus supplement, will be fully paid and non-assessable and will have no preemptive, conversion, or exchange rights or rights to cumulative voting. The 2026 Preferred Shares will rank equally with all of the Trust’s other Preferred Shares that may be issued in the future, as to payment of dividends and the distribution of the Trust’s assets upon dissolution, liquidation or winding up of the Trust’s affairs. The 2026 Preferred Shares are, and all other Preferred Shares that the Trust may issue in the future will be, senior as to dividends and distributions to the Common Shares. The Trust may issue additional series of Preferred Shares in the future.

Except in certain limited circumstances, Preferred Shareholders will not receive certificates representing their ownership interest in such shares, and the 2026 Preferred Shares are represented by a global certificate held by the Securities Depository for the 2026 Preferred Shares. The Depository Trust Company acts as Securities Depository with respect to the 2026 Preferred Shares.

Dividends and Dividend Periods

General. Preferred Shareholders are entitled to receive cumulative cash dividends and distributions on 2026 Preferred Shares, when, as and if declared by, or under authority granted by, the Board of Trustees of the Trust out of funds legally available for distribution and in preference to dividends and distributions on Common Shares, calculated separately for each dividend period, or “Dividend Period,” for such 2026 Preferred Shares at the dividend rate, or the “Dividend Rate,” for such 2026 Preferred Shares in effect during such Dividend Period, on an amount equal to the Liquidation Preference. The Dividend Rate is computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends so declared and payable will be paid to the extent permitted under state law and the Trust’s Governing Documents. If the Trust is unable to distribute the full dividend amount due in a Dividend Period on the 2026 Preferred Shares, the dividends will be distributed on a pro rata basis among the Preferred Shareholders.

Fixed Dividend Rate. The Fixed Dividend Rate is an annual rate of 6.50% for the 2026 Preferred Shares. The Fixed Dividend Rate may be adjusted in certain circumstances, including upon the occurrence of certain events resulting in a Default Period (as defined below).

Payment of Dividends and Dividend Periods. The first Dividend Period for the 2026 Preferred Shares commenced on March 29, 2021 and ended on, but excluded July 31, 2021. Each subsequent Dividend Period will be the period beginning on and including the Dividend Payment Date for the previous Dividend Period and ending on, but excluding the next Dividend Payment Date. Dividends will be payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year (or, if any such day is not a Business Day, then on the next succeeding Business Day) (each, a “Dividend Payment Date”), commencing on July 31, 2021, to holders of record of 2026 Preferred Shares as they appear on the registration books of the Trust at the close of business on the immediately preceding January 15, April 15, July 15 or October 15, beginning July 15, 2021 (or, if any such day is not a Business Day, then on the next succeeding Business Day) (each such date, a “Regular Record Date”).

Only Preferred Shareholders on the Regular Record Date for a Dividend Period will be entitled to receive dividends and distributions payable with respect to such Dividend Period, and Preferred Shareholders who sell shares before such a Regular Record Date and purchasers of 2026 Preferred Shares who purchase shares after such a Regular Record Date should take the effect of the foregoing provisions into account in evaluating the price to be received or paid for such 2026 Preferred Shares.

Mechanics of Payment of Dividends. Not later than 12:00 noon, New York City time, on a Dividend Payment Date, the Trust is required to deposit with the Redemption and Paying Agent sufficient funds for the payment of dividends in the form of Deposit Securities. Deposit Securities will generally consist of (1) cash or cash equivalents; (2) direct obligations of the United States or its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption, which we refer to as U.S. Government Obligations; (3) short-term money market instruments; (4) investments in money market funds registered under the 1940 Act that qualify under Rule 2a-7 under the 1940 Act and certain similar investment vehicles that invest in short-term money market instruments or U.S. Government Obligations or any combination thereof; or (5) any letter of credit from a bank or other financial institution that has a credit rating from at least one ratings agency that is the highest applicable rating generally ascribed by such ratings agency to bank deposits or short-term debt of similar banks or other financial institutions, in each case either that is a demand obligation payable to the holder on any Business Day or that has a maturity date, mandatory redemption date or mandatory payment date, preceding the relevant redemption Date, Dividend Payment Date or other payment date. The Trust does not intend to establish any reserves for the payment of dividends.

All Deposit Securities paid to the Redemption and Payment Agent for the payment of dividends will be held in trust for the payment of such dividends to the Preferred Shareholders. Dividends will be paid by the Redemption and Payment Agent to the Preferred Shareholders as their names appear on the Trust’s registration books as of the close of business on the applicable Regular Record Date. Dividends that are in arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date. Such payments are made to Preferred Shareholders as their names appear on the Trust’s registration books on such date, not exceeding twenty (20) nor less than ten (10) calendar days preceding the payment date thereof, as may be fixed by the Board of Trustees of the Trust. Any payment of dividends in arrears will first be credited against the earliest accumulated but unpaid dividends. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment or payments on any 2026 Preferred Shares which may be in arrears. See “— Adjustment to Fixed Dividend Rate — Default Period.”

Upon failure to pay dividends for at least two years, Preferred Shareholders will acquire certain additional voting rights. See “— Voting Rights” below. Such rights shall be the exclusive remedy of the Preferred Shareholders upon any failure to pay dividends on 2026 Preferred Shares.

Adjustment to Fixed Dividend Rate — Default Period. Subject to the cure provisions below, a “Default Period” with respect to 2026 Preferred Shares will commence on a date the Trust fails to deposit the Deposit Securities as required in connection with a Dividend Payment Date or a Redemption Date. A Default Period with respect to a Dividend Default (as defined in the Statement of Preferences) or a Redemption Default (as defined in the Statement of Preferences) shall end on the Business Day on which, by 12:00 noon, New York City time, an amount equal to all unpaid dividends and any unpaid redemption price shall have been deposited irrevocably in trust in same-day funds with the Redemption and Paying Agent. In the case of a Default (as defined in the Statement of Preferences), the applicable Dividend Rate for each day during the Default Period will be equal to the Default Rate. The “Default Rate” for any calendar day will be equal to the Fixed Dividend Rate in effect on such day plus two percent (2%) per annum.

No Default Period with respect to a Dividend Default or Redemption Default will be deemed to commence if the amount of any dividend or any redemption price due (if such Default is not solely due to our willful failure) is deposited irrevocably in trust, in same-day funds with the Redemption and Paying Agent by 12:00 noon, New York City time, on a Business Day that is not later than three Business Days after the applicable Dividend Payment Date or Redemption Date, together with an amount equal to the Default Rate applied to the amount and period of such non-payment based on the actual number of calendar days comprising such period divided by 360.

Restrictions on Dividend, Redemption, Other Payments and Issuance of Debt

No full dividends or distributions will be declared or paid on 2026 Preferred Shares for any Dividend Period, or a part of a Dividend Period, unless the full cumulative dividends and distributions due through the most recent dividend payment dates for all outstanding Preferred Shares (including shares of other series of Preferred Shares, if any) have been, or contemporaneously are, declared and paid through the most recent dividend payment dates for each preferred share. If full cumulative dividends and distributions due have not been paid on all outstanding Preferred Shares of any series, any dividends and distributions being declared and paid on Preferred Shares will be declared and paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on the shares of each such series of Preferred Shares on the relevant dividend payment date. No Preferred Shareholders will be entitled to any dividends and distributions in excess of full cumulative dividends and distributions as provided in the Statement of Preferences.

For so long as any Preferred Shares are outstanding, the Trust will not: (x) declare any dividend or other distribution (other than a dividend or distribution paid in Common Shares) in respect of the Common Shares, (y) call for redemption, redeem, purchase or otherwise acquire for consideration any such Common Shares, or (z) pay any proceeds of the liquidation of the Trust in respect of such Common Shares, unless, in each case, (A) immediately thereafter, the Trust will be in compliance with the 200% asset coverage limitations set forth under the 1940 Act with respect to any class of senior security which is stock, after deducting the amount of such dividend or distribution or redemption or purchasing price or liquidation proceeds, (B) all cumulative dividends and distributions on the 2026 Preferred Shares and shares of all series of Preferred Shares, if any, ranking on parity with the 2026 Preferred Shares for all past dividend periods shall have been declared and paid (or shall have been declared and sufficient funds or Deposit Securities as permitted by the terms of such Preferred Shares for the payment thereof shall have been deposited irrevocably with the applicable paying agent) and (C) the Trust has deposited Deposit Securities with the Redemption and Paying Agent in accordance with the requirements described herein with respect to outstanding Preferred Shares to be redeemed pursuant to a Term Redemption (as defined below) or asset coverage mandatory redemption resulting from the failure to comply with the asset coverage requirements as described below for which a Notice of Redemption shall have been given or shall have been required to be given in accordance with the terms described herein on or prior to the date of the applicable dividend, distribution, redemption, purchase or acquisition.

Except as required by law, the Trust will not redeem any 2026 Preferred Shares unless all accumulated and unpaid dividends and distributions on all outstanding 2026 Preferred Shares and other series of Preferred Shares, if any, ranking on parity with the 2026 Preferred Shares with respect to dividends and distributions for all applicable past dividend periods (whether or not earned or declared by the Trust) (x) will have been or are contemporaneously paid or (y) will have been or are contemporaneously declared and Deposit Securities or sufficient funds (in accordance with the terms of such Preferred Shares) for the payment of such dividends and distributions will have been or are contemporaneously deposited with the Redemption and Paying Agent or other applicable paying agent; provided, however, that the foregoing will not prevent the purchase or acquisition of outstanding 2026 Preferred Shares pursuant to an otherwise lawful purchase or exchange offer made on the same terms to holders of all outstanding 2026 Preferred Shares and any other series of preferred share, if any, for which all accumulated and unpaid dividends and distributions have not been paid.

The Trust may issue debt in one or more classes or series. Under the 1940 Act, the Trust may not (1) declare any dividend with respect to any Preferred Shares if, at the time of such declaration (and after giving effect thereto), the Trust’s asset coverage with respect to any of the Trust’s borrowings that are senior securities representing indebtedness (as determined in accordance with Section 18(h) under the 1940 Act), would be less than 200% (or such other percentage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities representing indebtedness of a closed-end investment company as a condition of declaring dividends on its Preferred Shares) or (2) declare any other distribution on Preferred Shares or purchase or redeem Preferred Shares if at the time of the declaration or redemption (and after giving effect thereto), asset coverage with respect to such borrowings that are senior securities representing indebtedness would be less than 200% (or such higher percentage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities representing indebtedness of a closed-end investment company as a condition of declaring distributions, purchases or redemptions of its shares). Further, certain types of Indebtedness subject the Trust to covenants in credit agreements relating to asset coverage and portfolio composition requirements. Certain Indebtedness issued by the Trust also may subject the Trust to certain restrictions on investments imposed by guidelines of one or more rating agencies, which may issue ratings for such Indebtedness. Such guidelines may impose asset coverage or portfolio composition requirements that are more stringent than those imposed by the 1940 Act. “Senior securities representing indebtedness” generally means any bond, debenture, note or similar obligation or instrument constituting a security (other than shares of beneficial interest) and evidencing indebtedness and could include our obligations under any borrowings. For purposes of determining the Trust’s asset coverage for senior securities representing indebtedness in connection with the payment of dividends or other distributions on or purchases or redemptions of Preferred Shares, the term senior security does not include any promissory note or other evidence of indebtedness issued in consideration of any loan, extension or renewal thereof, made by a bank or other person and privately arranged, and not intended to be publicly distributed. The term senior security also does not include any such promissory note or other evidence of indebtedness in any case where such a loan is for temporary purposes only and in an amount not exceeding 5% of the value of the Trust’s total assets at the time when the loan is made; a loan is presumed under the 1940 Act to be for temporary purposes if it is repaid within 60 calendar days and is not extended or renewed; otherwise such loan is presumed not to be for temporary purposes.

Asset Coverage

If the Trust fails to maintain asset coverage of at least 200% as of the close of business on the last Business Day of a calendar quarter, the 2026 Preferred Shares may become subject to mandatory redemption as provided below. “Asset coverage” means asset coverage of a class of senior security which is a stock, as defined for purposes of Section 18 of the 1940 Act as in effect on the date of the Statement of Preferences. For purposes of this determination, no 2026 Preferred Shares or other Preferred Shares, if any, will be deemed to be outstanding for purposes of the computation of asset coverage if, prior to or concurrently with such determination, either (1) sufficient Deposit Securities or other sufficient funds (in accordance with the terms of such Preferred Shares) to pay the full redemption price for such Preferred Shares (or the portion thereof to be redeemed) will have been deposited in trust with the paying agent for such Preferred Shares and the requisite notice of redemption for such Preferred Shares (or the portion thereof to be redeemed) will have been given or sufficient Deposit Securities or (2) other sufficient funds (in accordance with the terms of such Preferred Shares) to pay the full redemption price for such Preferred Shares (or the portion thereof to be redeemed) will have been segregated by the Trust and the Custodian, from the Trust’s assets, by means of appropriate identification on the Custodian’s books and records or otherwise in accordance with the Custodian’s normal procedures. In such event, the Deposit Securities or other sufficient funds so deposited or segregated will not be included as assets of the Trust for purposes of the computation of asset coverage.

Redemption

Term Redemption. The Trust is required to provide for the mandatory redemption, or the Term Redemption, out of funds legally available for distribution to shareholders, of all of the 2026 Preferred Shares on March 31, 2026 at a redemption price equal to the Liquidation Preference per share plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared but excluding interest thereon) to (but excluding) the Term Redemption Date, which we refer to as the Term Redemption Price.

Mandatory Redemption for Asset Coverage. If the Trust fails to have asset coverage of at least 200% as provided in the Statement of Preferences and such failure is not cured as of the close of business on the Asset Coverage Cure Date, the Trust will fix a redemption date and proceed to redeem the number of Preferred Shares as described below at a price per share equal to the liquidation price per share of the applicable Preferred Shares, which in the case of the 2026 Preferred Shares is equal to the Liquidation Preference per share plus accumulated but unpaid dividends and distributions thereon (whether or not earned or declared but excluding interest thereon) to (but excluding) the date fixed for redemption by the Trust’s Board of Trustees. The Trust will redeem out of funds legally available the number of Preferred Shares (which may include at the Trust’s sole option any number or proportion of 2026 Preferred Shares) equal to the lesser of (i) the minimum number of Preferred Shares, the redemption of which, if deemed to have occurred immediately prior to the opening of business on the Asset Coverage Cure Date, would result in the Trust having asset coverage of at least 200% and (ii) the maximum number of Preferred Shares that can be redeemed out of funds expected to be legally available in accordance with the Trust’s Governing Documents and applicable law. Notwithstanding the foregoing sentence, in the event that Preferred Shares are redeemed pursuant to the Statement of Preferences for failure to maintain the required asset coverage, the Trust may at its sole option, but is not required to, redeem a sufficient number of 2026 Preferred Shares that, when aggregated with other Preferred Shares redeemed by the Trust, would result, if deemed to have occurred immediately prior to the opening of business on the Asset Coverage Cure Date, in the Trust having asset coverage on such Asset Coverage Cure Date of as much as 285%. The Trust will effect a redemption on the date fixed by the Trust, which date will not be later than 90 calendar days after the Asset Coverage Cure Date, except that if the Trust does not have funds legally available for the redemption of all of the required number of 2026 Preferred Shares and other Preferred Shares which have been designated to be redeemed or the Trust otherwise is unable to effect such redemption on or prior to 90 calendar days after the Asset Coverage Cure Date, the Trust will redeem those 2026 Preferred Shares and other Preferred Shares which the Trust was unable to redeem on the earliest practicable date on which the Trust is able to effect such redemption.

Optional Redemption. On or after March 31, 2023 (any such date, an “Optional Redemption Date”), the Trust may redeem in whole or from time to time in part outstanding 2026 Preferred Shares, out of funds legally available for distribution to shareholders, at a redemption price equal to the Liquidation Preference, plus an amount equal to all unpaid dividends and distributions accumulated to (but excluding) the Optional Redemption Date (whether or not earned or declared by the Trust, but excluding interest thereon) or, the “Optional Redemption Price.”

Subject to the provisions of the Statement of Preferences and applicable law, The Trustees of the Trust have the full power and authority to prescribe the terms and conditions upon which 2026 Preferred Shares will be redeemed from time to time.

The Trust may not on any date deliver a notice of redemption to redeem any 2026 Preferred Shares pursuant to the optional redemption provisions described above unless on such date the Trust has available Deposit Securities for the Optional Redemption Date contemplated by such notice of redemption having a market value not less than the amount (including any applicable premium) due to Preferred Shareholders by reason of the redemption of such 2026 Preferred Shares on such Optional Redemption Date.

Redemption Procedures. The Trust will file a notice of its intention to redeem with the SEC so as to provide the 30 calendar day notice period contemplated by Rule 23c-2 under the 1940 Act, or such shorter notice period as may be permitted by the SEC or its staff.

If the Trust shall determine or be required to redeem, in whole or in part, 2026 Preferred Shares, the Trust will deliver a notice of redemption (a “Notice of Redemption”), by overnight delivery, by first class mail, postage prepaid or by electronic means to the holders of 2026 Preferred Shares to be redeemed, or request the Redemption and Paying Agent, on the Trust’s behalf, to promptly do so by overnight delivery, by first class mail or by electronic means. A Notice of Redemption will be provided not more than 45 calendar days prior to the date fixed for redemption in such Notice of Redemption (the “Redemption Date”). If fewer than all of the outstanding 2026 Preferred Shares are to be redeemed pursuant to either the asset coverage mandatory redemption provisions or the optional redemption provisions, the 2026 Preferred Shares to be redeemed will be selected either (1) pro rata, (2) by lot or (3) in such other manner as the Trustees of the Trust may determine to be fair and equitable. If fewer than all 2026 Preferred Shares held by any Preferred Shareholder are to be redeemed, the Notice of Redemption mailed to such Preferred Shareholder shall also specify the number of 2026 Preferred Shares to be redeemed from such Preferred Shareholder or the method of determining such number. The Trust may provide in any Notice of Redemption relating to a redemption contemplated to be effected pursuant to the Statement of Preferences that such redemption is subject to one or more conditions precedent and that we will not be required to effect such redemption unless each such condition has been satisfied. No defect in any Notice of Redemption or delivery thereof will affect the validity of redemption proceedings except as required by applicable law.

If the Trust gives a Notice of Redemption, then at any time from and after the giving of such Notice of Redemption and prior to 12:00 noon, New York City time, on the Redemption Date (so long as any conditions precedent to such redemption have been met or waived by the Trust), the Trust will (i) deposit with the Redemption and Paying Agent Deposit Securities having an aggregate market value at the time of deposit no less than the redemption price of the 2026 Preferred Shares to be redeemed on the Redemption Date and (ii) give the Redemption and Paying Agent irrevocable instructions and authority to pay the applicable redemption price to the holders of 2026 Preferred Shares called for redemption on the Redemption Date. Notwithstanding the foregoing, if the Redemption Date is the Term Redemption Date, then such deposit of Deposit Securities will be made no later than 15 calendar days prior to the Term Redemption Date.

Upon the date of the deposit of Deposit Securities by the Trust for purposes of redemption of 2026 Preferred Shares, all rights of the holders of such 2026 Preferred Shares so called for redemption shall cease and terminate except the right of the holders thereof to receive the Term Redemption Price, Mandatory Redemption Price or Optional Redemption Price thereof, as applicable, any of the foregoing referred to in this Prospectus Supplement as the “Redemption Price,” and such 2026 Preferred Shares will no longer be deemed outstanding for any purpose whatsoever (other than the transfer thereof prior to the applicable Redemption Date and other than the accumulation of dividends in accordance with the terms of the 2026 Preferred Shares up to (but excluding) the applicable Redemption Date). The Trust will be entitled to receive, promptly after the Redemption Date, any Deposit Securities in excess of the aggregate Redemption Price of 2026 Preferred Shares called for redemption on the Redemption Date. Any Deposit Securities so deposited that are unclaimed at the end of 90 calendar days from the Redemption Date will, to the extent permitted by law, be repaid to the Trust, after which the holders 2026 Preferred Shares so called for redemption shall look only to the Trust for payment of the Redemption Price. The Trust will be entitled to receive, from time to time after the Redemption Date, any interest on the Deposit Securities so deposited.

On or after a Redemption Date, each holder of 2026 Preferred Shares in certificated form (if any) that are subject to redemption will surrender the certificate(s) evidencing such 2026 Preferred Shares to the Trust at the place designated in the Notice of Redemption and will then be entitled to receive the Redemption Price, without interest, and in the case of a redemption of fewer than all 2026 Preferred Shares represented by such certificate(s), a new certificate representing such 2026 Preferred Shares that were not redeemed.

If any redemption for which a Notice of Redemption has been provided is not made by reason of the absence of legally available funds in accordance with the Statement of Preferences and applicable law, such redemption shall be made as soon as practicable to the extent such funds become available. No Redemption Default will be deemed to have occurred if the Trust has failed to deposit in trust with the Redemption and Paying Agent the applicable Redemption Price with respect to any 2026 Preferred Shares where (1) the Notice of Redemption relating to such redemption provided that such redemption was subject to one or more conditions precedent and (2) any such condition precedent has not been satisfied at the time or times and in the manner specified in such Notice of Redemption. Notwithstanding the fact that a Notice of Redemption has been provided with respect to any 2026 Preferred Shares, dividends may be declared and paid on such 2026 Preferred Shares in accordance with their terms if Deposit Securities for the payment of the Redemption Price of such 2026 Preferred Shares shall not have been deposited in trust with the Redemption and Paying Agent for that purpose.

The Trust may, in its sole discretion and without a shareholder vote, modify the redemption procedures with respect to notification of redemption for 2026 Preferred Shares; provided that such modification does not materially and adversely affect the Preferred Shareholders or cause the Trust to violate any applicable law, rule or regulation.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Trust’s affairs, whether voluntary or involuntary, the Preferred Shareholders will be entitled to receive out of the assets of the Trust available for distribution to shareholders, after satisfying claims of creditors but before any distribution or payment will be made in respect of the Common Shares, a liquidation distribution equal to the Liquidation Preference of $25 per share, plus an amount equal to all unpaid dividends and distributions accumulated to (but excluding) the date fixed for such distribution or payment (whether or not earned or declared by the Trust, but excluding interest thereon), and such holders will be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up. If, upon any liquidation, dissolution or winding up of the Trust’s affairs, whether voluntary or involuntary, the assets of the Trust available for distribution among the Preferred Shareholders and the holders of any other outstanding Preferred Shares, if any, will be insufficient to permit the payment in full to such Preferred Shareholders of the Liquidation Preference plus accumulated and unpaid dividends and distributions and the amounts due upon liquidation with respect to such other Preferred Shares, then the available assets will be distributed among the Preferred Shareholders and the holders of such other series of Preferred Shares ratably in proportion to the respective preferential liquidation amounts to which they are entitled. In connection with any liquidation, dissolution or winding up of the Trust’s affairs whether voluntary or involuntary, unless and until the Liquidation Preference on each outstanding 2026 Preferred Share plus accumulated and unpaid dividends and distributions has been paid in full to the Preferred Shareholders, no dividends, distributions or other payments will be made on, and no redemption, repurchase or other acquisition by the Trust will be made by the Trust in respect of, the Common Shares.

Neither the sale of all or substantially all of the property or business of the Trust, nor the merger, consolidation or reorganization into or with any other business or corporation, statutory trust or other entity, nor the merger, consolidation or reorganization of any other business or corporation, statutory trust or other entity into or with the Trust will be a dissolution, liquidation or winding up, whether voluntary or involuntary, for purposes of the provisions relating to liquidation set forth in the Statement of Preferences.

Voting Rights

Except as otherwise provided in the Governing Documents, the Statement of Preferences, or as otherwise required by applicable law, each Preferred Shareholder is entitled to one vote for each 2026 Preferred Share held by such holder on each matter submitted to a vote of our shareholders, and the holders of outstanding shares of any Preferred Shares, including the 2026 Preferred Shares, will vote together with holders of Common Shares as a single class. Under applicable rules of the NYSE, the Trust is currently required to hold annual meetings of shareholders.

In addition, the holders of any outstanding Preferred Shares, including the 2026 Preferred Shares, are entitled, as a class, to the exclusion of the holders of Common Shares and all other securities of the Trust, to elect two of the Trustees of the Trust at all times (regardless of the total number of Trustees serving on the Board of Trustees) (“Preferred Trustees”). The holders of outstanding Common Shares and Preferred Shares, including 2026 Preferred Shares, voting together as a single class, will elect the balance of the Trustees. Under the Trust’s By-Laws, the Trustees are divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of Trustees, and each class has a three-year term. At each annual meeting of shareholders of the Trust, the successors to the class of Trustees whose term expires at such meeting will be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. Two Trustees, Danielle Cupps and Philip G. Franklin, have been designated by the Board of Trustees effective as of the Date of Original Issue of the 2026 Preferred Shares as the initial Trustees to be elected by holders of Preferred Shares.

Notwithstanding the foregoing, if (1) at the close of business on any dividend payment date for dividends on any outstanding share of any Preferred Shares, including any outstanding 2026 Preferred Shares, accumulated dividends (whether or not earned or declared) on the Preferred Shares, including the 2026 Preferred Shares, equal to at least two full years’ dividends shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with the Redemption and Paying Agent or other applicable paying agent for the payment of such accumulated dividends; or (2) at any time holders of any Preferred Shares are entitled under the 1940 Act to elect a majority of the Trustees of the Trust (a period when either of the foregoing conditions exists, a “Voting Period”), then the number of Trustees constituting the Board of Trustees will automatically be increased by the smallest number that, when added to the two Trustees elected exclusively by the holders of any Preferred Shares, including the 2026 Preferred Shares, as described above, would constitute a majority of the Trustees of the Trust as so increased by such smallest number; and the holders of the Preferred Shares, including the 2026 Preferred Shares, will be entitled as a class on a one-vote-per-share basis, to elect such additional Trustees. The terms of office of the persons who are Trustees at the time of that election will not be affected by the election of the additional Trustees. For so long as a Voting Period continues, the additional Trustees elected by the holders of Preferred Shares shall stand for election each year. If the Trust thereafter shall pay, or declare and set apart for payment, in full all dividends payable on all outstanding Preferred Shares, including 2026 Preferred Shares, for all past dividend periods, or the Voting Period is otherwise terminated, (1) the voting rights stated above shall cease, subject always, however, to the revesting of such voting rights in the holders of Preferred Shares upon the further occurrence of any of the events described herein, and (2) the terms of office of all of the additional Trustees so elected will terminate automatically. Any Preferred Shares, including additional 2026 Preferred Shares, issued after the date hereof will vote with 2026 Preferred Shares as a single class on the matters described above, and the issuance of any other Preferred Shares, including additional 2026 Preferred Shares, by the Trust may reduce the voting power of the Preferred Shareholders.

As soon as practicable after the accrual of any right of the holders of Preferred Shares to elect additional Trustees as described above, we will call a special meeting of such holders and notify the Redemption and Paying Agent and/or such other person as is specified in the terms of such Preferred Shares to receive notice, (i) by mailing or delivery by electronic means or (ii) in such other manner and by such other means as are specified in the terms of such Preferred Shares, a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 30 calendar days after the date of the delivery by electronic means or mailing of such notice. If the Trust fails to call such a special meeting, it may be called at the Trust’s expense by any such holder on like notice. The record date for determining the holders of Preferred Shares entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the calendar day on which such notice is mailed. At any such special meeting and at each meeting of holders of Preferred Shares held during a Voting Period at which Trustees are to be elected, such holders, voting together as a class (to the exclusion of the holders of Common Shares and all other securities of the Trust), will be entitled to elect the number of additional Trustees prescribed above on a one-vote-per-share basis.

Except as otherwise permitted by the terms of the Statement of Preferences, so long as any Preferred Shares are outstanding, the Trust will not, without the affirmative vote or consent of the holders of at least two-thirds of Preferred Shares, voting as a separate class, amend, alter or repeal the provisions of the Governing Documents or the Statement of Preferences, whether by merger, consolidation or otherwise, so as to materially and adversely affect any preference, right or power of the 2026 Preferred Shares or the holders thereof; provided, however, that (i) a change in our capitalization as described under the heading “— Issuance of Additional Preferred Shares” will not be considered to materially and adversely affect the rights and preferences of Preferred Shares, and (ii) a division of a Preferred Share will be deemed to affect such preferences, rights or powers only if the terms of such division materially and adversely affect the holders of Preferred Shares. For purposes of the foregoing, no matter shall be deemed to adversely affect any preference, right or power of a Preferred Share or the holder thereof unless such matter (i) alters or abolishes any preferential right of such Preferred Share, or (ii) creates, alters or abolishes any right in respect of redemption of such Preferred Share (other than as a result of a division of such Preferred Share). So long as any Preferred Shares are outstanding, the Trust will not, without the affirmative vote or consent of at least 66 ⅔% of the holders of the Preferred Shares outstanding at the time, voting as a separate class, file a voluntary application for relief under federal bankruptcy law or any similar application under state law for so long as we are solvent and does not foresee becoming insolvent.

Except as otherwise permitted by the terms of the Statement of Preferences, so long as any 2026 Preferred Shares are outstanding, the Trust will not, without the affirmative vote or consent of the holders of at least two-thirds of 2026 Preferred Shares, voting as a separate class, amend, alter or repeal the provisions of the Appendix to the Statement of Preferences relating to the 2026 Preferred Shares, whether by merger, consolidation or otherwise, so as to materially and adversely affect any preference, right or power of the 2026 Preferred Shares or the holders thereof; provided, however, that (i) a change in our capitalization as described under the heading “— Issuance of Additional Preferred Shares” will not be considered to materially and adversely affect the rights and preferences of 2026 Preferred Shares, and (ii) a division of a Preferred Share will be deemed to affect such preferences, rights or powers only if the terms of such division materially and adversely affect the Preferred Shareholders. For purposes of the foregoing, no matter shall be deemed to adversely affect any preference, right or power of a Preferred Share or the holder thereof unless such matter (i) alters or abolishes any preferential right of such 2026 Preferred Share, or (ii) creates, alters or abolishes any right in respect of redemption of such 2026 Preferred Share (other than as a result of a division of such 2026 Preferred Share). No amendment, alteration or repeal of the obligation of the Trust to (x) pay the Term Redemption Price on the Term Redemption Date, or (y) accumulate dividends at the Dividend Rate shall be effected without, in each case, the prior unanimous vote or consent of the Preferred Shareholders.

The affirmative vote of the holders of at least a “majority of the Preferred Shares,” including the 2026 Preferred Shares outstanding at the time, voting as a separate class, will be required (i) to approve the Trust ceasing to be, or to withdraw its election as, a registered investment company, or (ii) to approve any plan of “reorganization” (as such term is defined in Section 2(a)(33) of the 1940 Act) adversely affecting such Preferred Shares. For purposes of the foregoing, the vote of a “majority of the outstanding shares of Preferred Shares” means the vote at an annual or special meeting duly called of (a) 66 ⅔% or more of such shares present at a meeting, if the holders of more than 50% of such outstanding shares are present or represented by proxy at such meeting, or (b) more than 50% of such outstanding shares, whichever is less.

For purposes of determining any rights of the Preferred Shareholders to vote on any matter, whether such right is created by the provisions of the Governing Documents, by statute or otherwise, no Preferred Shareholder will be entitled to vote any 2026 Preferred Shares and no 2026 Preferred Shares will be deemed to be “outstanding” for the purpose of voting or determining the number of shares required to constitute a quorum if, prior to or concurrently with the time of determination of shares entitled to vote or the time of the actual vote on the matter, as the case may be, the requisite Notice of Redemption with respect to such 2026 Preferred Shares will have been given in accordance with the Statement of Preferences, and the Redemption Price for the redemption of such 2026 Preferred Shares will have been irrevocably deposited with the Redemption and Paying Agent for that purpose. No 2026 Preferred Shares held by the Trust will have any voting rights or be deemed to be outstanding for voting or for calculating the voting percentage required on any other matter or other purposes.

Unless otherwise required by law or the Governing Documents, Preferred Shareholders do not have any relative rights or preferences or other special rights with respect to voting other than those specifically set forth in the “Voting Rights” section of the Statement of Preferences. The Preferred Shareholders have no rights to cumulative voting. In the event that the Trust fails to declare or pay any dividends on 2026 Preferred Shares, the exclusive remedy of the Preferred Shareholders will be the right to vote for additional Trustees as discussed above; provided that the foregoing does not affect the Trust’s obligation to accumulate and, if permitted by applicable law and the Statement of Preferences, pay dividends at the Default Rate as discussed above.

Issuance of Additional Preferred Shares

So long as any 2026 Preferred Shares are outstanding, the Trust may, without the vote or consent of the holders thereof, authorize, establish and create and issue and sell shares of one or more series of a class of senior securities of the Trust representing stock under Section 18 of the 1940 Act, ranking on parity with the 2026 Preferred Shares as to payment of dividends and distribution of assets upon dissolution, liquidation or the winding up of the Trust’s affairs, in addition to then outstanding 2026 Preferred Shares and authorize, issue and sell additional shares of any such series of Preferred Shares then outstanding or so established and created, including additional 2026 Preferred Shares, in each case in accordance with applicable law; provided that we will, immediately after giving effect to the issuance of such additional Preferred Shares and to its receipt and application of the proceeds thereof, including to the redemption of Preferred Shares with such proceeds, have asset coverage of at least 200%.

Preferred Share Asset Coverage

Asset coverage for purposes of the Trust’s 2026 Preferred Shares is a ratio calculated under Section 18(h) of the 1940 Act. The Trust estimates that, as of August 31, 2021, based on the composition and value of the Trust’s portfolio and after giving effect to the issuance of the Purchased Shares in this Offering, and the payment of offering costs payable by the Trust of $80,000 in connection with this offering, will be 248.45%. See “Description of the 2026 Preferred Shares — Asset Coverage.”

Actions on Other than Business Days

Unless otherwise provided in the Statement of Preferences, if the date for making any payment, performing any act or exercising any right is not a Business Day, such payment will be made, act performed or right exercised on the next succeeding Business Day, with the same force and effect as if made or done on the nominal date provided therefor, and, with respect to any payment so made, no dividends, interest or other amount will accrue for the period between such nominal date and the date of payment.

Modification

The Trustees of the Trust, without the vote of the Preferred Shareholders, may interpret, supplement or amend the provisions of the Statement of Preferences or any appendix thereto to supply any omission, resolve any inconsistency or ambiguity or to cure, correct or supplement any defective or inconsistent provision, including any provision that becomes defective after the date hereof because of impossibility of performance or any provision that is inconsistent with any provision of any other Preferred Shares.

PLAN OF DISTRIBUTION

The Trust is selling 400,000 shares of 2026 Preferred Shares directly to the Purchasers. The Trust has entered into a Purchase Agreement (the “Purchase Agreement”), dated as of September 8, 2021, with the Purchasers relating to the sale of the Purchased Shares.

Subject to the terms and conditions of the Purchase Agreement, on the closing date, the Trust will issue the Purchased Shares to the Purchasers and the Trust will receive gross proceeds in the amount of $10,000,000 (plus accrued dividends from July 31, 2021 to but not including the date of delivery paid by the Purchasers). We estimate that the expenses of this Offering payable by the Trust will be approximately $80,000.

The Purchased Shares were offered directly to the Purchasers without a placement agent, underwriter, broker or dealer and therefore the Trust is not paying any underwriting discounts or commissions.

We currently anticipate that the closing of the sale of the Purchased Shares will take place on or about September 9. 2021 subject to the satisfaction of customary closing conditions.

In connection with the purchase of the Purchased Shares, the investment manager of the Purchasers (the “Investment Manager”) has agreed to vote or cause to be voted at any annual or special meeting of shareholders of the Trust all 2026 Preferred Shares held by the Purchasers, the Investment Manager, any person controlled by the Investment Manager, the Investment Manager’s immediate parent company, or any other investment vehicles or accounts sponsored or managed by the Investment Manager or any person controlled by the Investment Manager’s immediate parent company, or which the Investment Manager or any person controlled by the Investment Manager’s immediate parent company otherwise has or shares the power to vote, or to direct the voting of, as of the record date for the applicable annual or special meeting of shareholders of the Trust in the same proportion as the vote of all other holders; provided that (i) the Investment Manager may vote or cause to be voted up to 5% of such 2026 Preferred Shares in a manner other than in the same proportion as the vote of all other holders, and (ii) the Investment Manager shall not be required to vote or cause to be voted any such 2026 Preferred Shares in same proportion as the vote of all other holders during any Voting Period (as defined in the Statement of Preferences) and at any time that such 2026 Preferred Shares represent less than 5% of all outstanding shares of 2026 Preferred Shares.

TRANSFER AGENT, REDEMPTION AND PAYING AGENT
CUSTODIAN AND ADMINISTRATOR

DST Systems, Inc., 430 W. 7th Street, Kansas City, Missouri 64105, serves as the Trust’s dividend disbursing agent, agent under the Trust’s Dividend Reinvestment Plan, transfer agent and registrar with respect to the Trust’s Common Shares. DST Systems, Inc. also serves as the transfer agent and registrar, dividend disbursing agent and redemption and paying agent with respect to the 2026 Preferred Shares.

U.S. Bank N.A., 1555 N. River Center Drive, Milwaukee, Wisconsin 53212, serves as the Trust’s custodian. Under the custody agreement, the custodian is required to hold the Trust’s assets in compliance with the 1940 Act. For its services, the custodian receives a monthly fee based upon, among other things, the average value of the total assets of the Trust, plus certain charges for securities transactions.

SS&C ALPS Fund Services, Inc. (“ALPS”) serves as the administrator of the Trust. Pursuant to an administration, bookkeeping and pricing services agreement, the administrator provides certain administrative services to the Trust. The Trust pays to ALPS a monthly fee equal to the greater of an annual minimum fee or a fee equal to a percentage of the Trust’s net assets, which percentage is subject to breakpoints at increasing levels of net assets, and reimburses ALPS for certain out-of-pocket expenses. SS&C ALPS Inc. is located at 1290 Broadway, Suite 1000, Denver, CO 80203.

LEGAL MATTERS

Certain legal matters will be passed on by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois, counsel to the Trust in connection with the offering of the Purchased Shares.

BASE PROSPECTUS

$200,000,000 XAI Octagon Floating Rate & Alternative Income Term Trust Common Shares Preferred Shares Subscription Rights for Common Shares Subscription Rights for Preferred Shares

The Trust. XAI Octagon Floating Rate & Alternative Income Term Trust (the “Trust”) is a diversified, closed-end management investment company.

Investment Objective. The investment objective of the Trust is to seek attractive total return with an emphasis on income generation across multiple stages of the credit cycle. There can be no assurance that the Trust will achieve its investment objective, and you could lose some or all of your investment.

Investment Strategy. The Trust seeks to achieve its investment objective by investing in a dynamically managed portfolio of opportunities primarily within the private credit markets. Under normal market conditions, the Trust will invest at least 80% of its Managed Assets (as defined in this Prospectus) in floating rate credit instruments and other structured credit investments. “Managed Assets” means the total assets of the Trust, including assets attributable to the Trust’s use of leverage, minus the sum of its accrued liabilities (other than liabilities incurred for the purpose of creating leverage).

Portfolio Contents. The Trust’s investments may include (i) structured credit investments, including collateralized loan obligation (“CLO”) debt and subordinated (i.e., residual or equity) securities; (ii) traditional corporate credit investments, including leveraged loans and high yield bonds; (iii) opportunistic credit investments, including stressed and distressed credit situations and long/short credit investments; and (iv) other credit-related instruments. The Trust currently intends to pursue its investment objective by investing primarily in below investment grade credit instruments, but may invest without limitation in investment grade credit instruments. Below investment grade credit instruments are often referred to as “high yield” securities or “junk bonds.” Below investment grade credit instruments are regarded as having predominantly speculative characteristics with respect to capacity to pay interest and to repay principal. The Trust may invest without limitation in credit instruments that are illiquid.

Offering. The Trust may offer, from time to time, up to $200,000,000 aggregate initial offering price of common shares of beneficial interest, par value $0.01 per share (“Common Shares”), preferred shares (“Preferred Shares”), subscription rights to purchase Common Shares (“Common Rights”) and/or subscription rights to purchase Preferred Shares (“Preferred Rights” and together Common Rights, “Rights,” and collectively with the Common Shares and Preferred Shares, “Securities”) in one or more offerings in amounts, at prices and on terms set forth in one or more supplements to this Prospectus (each a “Prospectus Supplement”). You should read this Prospectus and any related Prospectus Supplement carefully before you decide to invest in the Securities.

The Trust may offer Securities (1) directly to one or more purchasers, (2) through agents that the Trust may designate from time to time or (3) to or through underwriters or dealers. The Prospectus Supplement relating to a particular offering of Securities will identify any agents or underwriters involved in the sale of Securities, and will set forth any applicable purchase price, fee, commission or discount arrangement between the Trust and agents or underwriters or among underwriters or the basis upon which such amount may be calculated. The Trust may not sell Securities through agents, underwriters or dealers without delivery of this Prospectus and a Prospectus Supplement. See “Plan of Distribution.”

Investing in the Trust’s Securities involves certain risks. Shares of closed-end funds listed for trading on a securities exchange frequently trade at a discount from net asset value. An investment in the Trust is subject to investment risk, including the possible loss of the entire principal amount that you invest. The Trust utilizes leverage, which is subject to numerous risks. See “Risks” beginning on page 2 of this Prospectus and “Risks” in the Trust’s most recent Annual Report on Form N-CSR and in any of our other filings with the Securities and Exchange Commission (“SEC”) incorporated herein by reference. You should carefully consider these risks together with all of the other information contained in this Prospectus before making a decision to purchase the Trust’s Securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_____________________

Prospectus dated February 2, 2021

Adviser and Sub-Adviser. XA Investments LLC (“XAI” or the “Adviser”) serves as the investment adviser to the Trust and is responsible for overseeing the Trust’s overall investment strategy and its implementation. Octagon Credit Investors, LLC (“Octagon” or the “Sub-Adviser”) serves as the investment sub-adviser of the Trust and is responsible for investing the Trust’s assets. The Trust has also retained the Adviser to provide investor support services and secondary market services in connection with the ongoing operation of the Trust.

Common Shares. The Trust’s outstanding Common Shares are, and the Common Shares offered by this Prospectus will be, subject to notice of issuance, listed on the New York Stock Exchange (“NYSE”) under the symbol “XFLT.” As of January 28, 2021, the net asset value of the Trust’s Common Shares was $7.66 per Common Share and the last reported sale price for the Trust’s Common Shares on the NYSE was $7.93 per Common Share, representing a premium to net asset value of 3.52%. See “Market and Net Asset Value Information” in the Annual Report for the fiscal year ended September 30, 2020 (together with any updates thereto in subsequent periodic filings) (the “Annual Report”).

Distributions. The Trust intends to pay substantially all of its net investment income, if any, to shareholders through periodic distributions and to distribute any net realized long-term capital gains to shareholders at least annually. The Trust intends to pay monthly distributions to common shareholders. However, there is no assurance the Trust will pay regular monthly distributions or that it will do so at a particular rate. Distributions may be paid by the Trust from any permitted source and, from time to time, all or a portion of a distribution may be a return of capital.

Leverage. The Trust utilizes leverage to seek to enhance total return and income. The Trust may use leverage through (i) the issuance of senior securities representing indebtedness, including through borrowing from financial institutions or issuance of debt securities, including notes or commercial paper (collectively, “Indebtedness”), (ii) the issuance of Preferred Shares and/or (iii) reverse repurchase agreements, securities lending, short sales or derivatives, such as swaps, futures or forward contracts, that have the effect of leverage (“portfolio leverage”). The Trust will not utilize leverage, either through Indebtedness, Preferred Shares or portfolio leverage, in an aggregate amount in excess of 40% of the Trust’s Managed Assets (including the proceeds of leverage). The Trust has entered into a credit agreement, as amended from time to time through the date hereof, with a financial institution pursuant to which the Trust may borrow up to $55,000,000. As of September 30, 2020, outstanding borrowings under the credit agreement were approximately $35.65 million, which represented approximately 29.55% of the Trust’s Managed Assets. The use of leverage is a speculative technique that involves special risks. There can be no assurance that the Trust’s leveraging strategy will be successful. See “Use of Leverage” and “Risks — Leverage Risk” in the Trust’s Annual Report.

Limited Term. The Trust will terminate on or before December 31, 2029 (the “Termination Date”); provided that if the Board of Trustees believes that under then-current market conditions it is in the best interests of the Trust to do so, the Trust may extend the Termination Date (i) once for up to one year (i.e., up to December 31, 2030), and (ii) once for up to an additional six months (i.e., up to June 30, 2031), in each case upon the affirmative vote of a majority of the Board of Trustees and without a shareholder vote. In addition, as of a date within twelve months preceding the Termination Date, the Board of Trustees may cause the Trust to conduct a tender offer to purchase 100% of the then outstanding Common Shares of the Trust at a price equal to the net asset value per Common Share on the expiration date of the tender offer (an “Eligible Tender Offer”). Following the completion of an Eligible Tender Offer, the Board of Trustees may eliminate the Termination Date upon the affirmative vote of a majority of the Board of Trustees and without a shareholder vote. In making a decision to eliminate the Termination Date and provide for the Trust’s perpetual existence, the Board of Trustees will take such actions with respect to the continued operations of the Trust as it deems to be in the best interests of the Trust, based on market conditions at such time, the extent of Common Shareholder participation in the Eligible Tender Offer and all other factors deemed relevant by the Board of Trustees in consultation with the Adviser and Sub-Adviser. The Trust should not be confused with a so called “target date” or “life cycle” fund whose asset allocation becomes more conservative over time as the fund’s target date, often associated with retirement, approaches, and does not typically terminate on the target date. In addition, the Trust should not be confused with a “target term” fund whose investment objective is to return the fund’s original net asset value on the termination date. The Trust’s investment objective and policies are not designed to seek to return to investors their initial investment on the Termination Date or in an Eligible Tender Offer. Investors may receive more or less than their original investment upon termination or in an Eligible Tender Offer. See “Risks — Limited Term Risk” in the Annual Report.

You should read this Prospectus and the documents incorporated herein by reference, which contain important information about the Trust that you should know before deciding whether to invest, and retain it for future reference. A Statement of Additional Information, dated February 2, 2021, containing additional information about the Trust, has been filed with the SEC and is incorporated by reference in its entirety into this Prospectus.

The Trust’s Securities do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

As permitted by regulations adopted by the SEC, paper copies of the Fund’s annual and semi-annual shareholder reports will no longer be sent by mail, unless you specifically request paper copies of the reports from the Fund or from your financial intermediary, such as a broker-dealer or bank. Instead, the reports will be made available on the Fund’s website (www.xainvestments.com/XFLT), and you will be notified by mail each time a report is posted and provided with a website link to access the report.

You may elect to receive all future reports in paper free of charge. If you own these shares through a financial intermediary, such as a broker-dealer or bank, you may contact your financial intermediary to request that you continue to receive paper copies of your shareholder reports. If you invest directly with the Fund, you can inform the Fund that you wish to continue receiving paper copies of your shareholder reports by calling (888) 903-3358. Your election to receive reports in paper will apply to all funds held with the fund complex if you invest directly with the Fund or to all funds held in your account if you invest through your financial intermediary.

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ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement on Form N-2 that the Trust filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, the Trust may offer, from time to time, up to $200,000,000 aggregate initial offering price of Securities in one or more offerings in amounts, at prices and on terms set forth in one or more Prospectus Supplements. The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should carefully read this Prospectus and any accompanying Prospectus Supplement, together with the additional information described under the heading “Where You Can Find More Information.”

This Prospectus, any accompanying Prospectus Supplement and the Statement of Additional Information, contain (or will contain) or incorporate (or will incorporate) by reference forward-looking statements, within the meaning of the federal securities laws, that involve risks and uncertainties. These statements describe the Trust’s plans, strategies, and goals and the Trust’s beliefs and assumptions concerning future economic and other conditions and the outlook for the Trust, based on currently available information. In this Prospectus and any accompanying Prospectus Supplement, words such as “anticipates,” “believes,” “expects,” “objectives,” “goals,” “future,” “intends,” “seeks,” “will,” “may,” “could,” “should,” and similar expressions, and the negative of such terms, are used in an effort to identify forward-looking statements, although some forward-looking statements may be expressed differently. By their nature, all forward looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by any forward looking statements. Although the Trust believes that the expectations expressed in these forward looking statements are (or will be) reasonable, actual results could differ materially from those projected or assumed in these forward looking statements. The Trust’s future financial condition and results of operations, as well as any forward looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “Risks” sections of this Prospectus and the Trust’s most recent Annual Report, which describe certain currently known risk factors that could cause actual results to differ materially from the Trust’s expectations, and, if applicable, additional risk considerations described in an accompanying Prospectus Supplement. The Trust urges you to review carefully that section for a more detailed discussion of the risks associated with an investment in the Trust’s securities. All forward looking statements contained or incorporated by reference in this Prospectus and any accompanying Prospectus Supplement are made as of the date of this Prospectus and any accompanying Prospectus Supplement. The Trust does not intend, and undertakes no obligation, to update any forward looking statement. The Trust is not entitled to the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act of 1933.

You should rely only on the information contained or incorporated by reference in this Prospectus and any accompanying Prospectus Supplement. The Trust has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Trust is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this Prospectus and any accompanying Prospectus Supplement is accurate as of any date other than the date of this Prospectus and any accompanying Prospectus Supplement. The Trust’s business, financial condition and results of operations may have changed since that date. The Trust will amend this Prospectus and any accompanying Prospectus Supplement if, during the period that this Prospectus and any accompanying Prospectus Supplement is required to be delivered, there are any subsequent material changes.

WHERE YOU CAN FIND MORE INFORMATION

The Trust is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the 1940 Act and in accordance therewith files, or will file, reports and other information with the SEC. Reports, proxy statements and other information filed by the Trust with the SEC pursuant to the informational requirements of the Exchange Act and the 1940 Act can be inspected and copied at the public reference facilities maintained by the SEC, 100 F Street, N.E., Washington, D.C. 20549. The SEC maintains a web site at www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Trust, that file electronically with the SEC

This Prospectus constitutes part of a Registration Statement filed by the Trust with the SEC under the Securities Act, and the 1940 Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Trust and the Common Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (www.sec.gov).

The Trust will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this Prospectus or any accompanying Prospectus Supplement. You may request such information by calling (888) 903-3358 or by writing to XA Investments at 321 North Clark Street, Suite 2430, Chicago, Illinois 60654, or you may obtain a copy (and other information regarding the Trust) from the SEC’s website (www.sec.gov). Free copies of the Trust’s Prospectus, Statement of Additional Information and any incorporated information will also be available from the Trust’s website at www.xainvestments.com. Information contained on the trust’s website is not incorporated by reference into this Prospectus or any Prospectus Supplement and should not be considered to be part of this Prospectus or any Prospectus Supplement.

INCORPORATION BY REFERENCE

This Prospectus is part of a registration statement that the Trust has filed with the SEC. The Trust is permitted to “incorporate by reference” the information that it files with the SEC, which means that the Trust can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and later information that the Trust files with the SEC will automatically update and supersede this information.

The documents listed below, and any reports and other documents subsequently filed with the SEC pursuant to Rule 30(b)(2) under the 1940 Act and Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, are incorporated by reference into this Prospectus and deemed to be part of this Prospectus from the date of the filing of such reports and documents:

•        the Trust’s Statement of Additional Information, dated February 2, 2021, filed with this Prospectus (“SAI”);

•        the Trust’s Annual Report on Form N-CSR for the fiscal year ended September 30, 2020, filed with the SEC on December 2, 2020 (“Annual Report”);

•        the Trust’s definitive proxy statement on Schedule 14A for our 2020 annual meeting of shareholders, filed with the SEC on April 8, 2020 (“Proxy Statement”); and

•        the Trust’s description of common shares contained in our Registration Statement on Form 8-A (File No. 001-38216) filed with the SEC on September 22, 2017.

To obtain copies of these filings, see “Where You Can Find More Information.”

THE TRUST

XAI Octagon Floating Rate & Alternative Income Term Trust is a diversified, closed-end management investment company registered under the 1940 Act. The Trust was organized as a statutory trust on April 4, 2017, pursuant to a Certificate of Trust, and is governed by the laws of the State of Delaware. The Trust commenced operations on September 27, 2017. The Trust’s principal office is located at 321 North Clark Street, Suite 2430, Chicago, Illinois 60654, and its telephone number is (888) 903-3358.

XA Investments LLC serves as the Trust’s investment adviser and is responsible for the management of the Trust. Octagon Credit Investors, LLC serves as the Trust’s investment sub-adviser and is responsible for the management of the Trust’s portfolio of securities.

SUMMARY OF TRUST EXPENSES

The information contained under the heading “Fees and Expenses” in the Trust’s Annual Report is incorporated herein by reference.

FINANCIAL HIGHLIGHTS

The financial highlights as of and for the fiscal years ended 2018, 2019 and 2020 and for the period September 27, 2017 (Commencement of Operations) to September 30, 2017 have been audited by KPMG LLP, independent registered public accounting firm for the Trust, whose report on the financial statements and financial highlights, together with the financial statements and financial highlights of the Trust, are included in the Trust’s Annual Report for the fiscal year ended September 30, 2020 and are incorporated by reference.

SENIOR SECURITIES

The information contained under the heading “Notes to Financial Statements — 10. Senior Securities” in the Trust’s Annual Report is incorporated herein by reference.

USE OF PROCEEDS

The Trust registered $200,000,000 aggregate initial offering price of Securities pursuant to the registration statement of which this Prospectus is a part. Unless otherwise specified in a Prospectus Supplement, the Trust intends to invest the net proceeds of an offering of Securities in accordance with its investment objective and policies as stated in this Prospectus. It is currently anticipated that the Trust will be able to invest substantially all of the net proceeds of an offering of Securities in accordance with its investment objective and policies within three months after the completion of such offering. Pending the full investment of the proceeds of an offering, it is anticipated that all or a portion of the proceeds will be invested in U.S. Government securities or high grade, short-term money market instruments, which have returns substantially lower than those the Trust anticipates earning once it has fully invested the proceeds of an offering in accordance with its investment objective. A delay in the anticipated use of proceeds could lower returns and reduce the Trust’s distribution to holders of Common Shares (“Common Shareholders”).

MARKET AND NET ASSET VALUE INFORMATION

The information contained under the heading “Market and Net Asset Value Information” in the Trust’s Annual Report is incorporated herein by reference.

INVESTMENT OBJECTIVE AND POLICIES

The information contained under the following headings in the Trust’s Annual Report are incorporated herein by reference: “Investment Objective and Policies — Investment Objective”; “Investment Objective and Policies — Investment Strategy”; and “Investment Objective and Policies — Investment Philosophy and Process.”

THE TRUST’S INVESTMENTS

The information contained under the heading “Investment Objective and Policies — The Trust’s Investments” in the Trust’s Annual Report is incorporated herein by reference.

USE OF LEVERAGE

The information contained under the heading “Use of Leverage” in the Trust’s Annual Report is incorporated herein by reference.

RISKS

The information contained under the heading “Risks” in the Trust’s Annual Report is incorporated herein by reference. Investors should consider the specific risk factors and special considerations associated with investing in the Trust. An investment in the Trust is subject to investment risk, including the possible loss of your entire investment. A Prospectus Supplement relating to an offering of the Trust’s securities may identify additional risk associated with such offering.

MANAGEMENT OF THE TRUST

The information contained under the heading “Management of the Trust” in the Trust’s Annual Report is incorporated herein by reference.

NET ASSET VALUE

The information contained under the heading “Net Asset Value” in the Trust’s Annual Report is incorporated herein by reference.

DISTRIBUTIONS

The information contained under the heading “Distributions” in the Trust’s Annual Report is incorporated herein by reference.

DIVIDEND REINVESTMENT PLAN

The information contained under the heading “Dividend Reinvestment Plan” in the Trust’s Annual Report is incorporated herein by reference.

LIMITED TERM AND ELIGIBLE TENDER OFFER

The information contained under the heading “Limited Term and Eligible Tender Offer” in the Trust’s Annual Report is incorporated herein by reference.

DESCRIPTION OF CAPITAL STRUCTURE

The Trust is an unincorporated statutory trust organized under the laws of Delaware pursuant to a Certificate of Trust, dated as of April 4, 2017. The following is a brief description of the terms of the Common Shares, Indebtedness and Preferred Shares which may be issued by the Trust. This description does not purport to be complete and is qualified by reference to the Trust’s Certificate of Trust, Agreement and Declaration of Trust (the “Declaration of Trust”) and By-Laws (collectively, the “Governing Documents”).

Common Shares

Pursuant to the Declaration of Trust, the Trust is authorized to issue an unlimited number of Common Shares of beneficial interest, par value $0.01 per share. Each Common Share has one vote and, when issued and paid for in accordance with the terms of this offering, will be fully paid and non-assessable. All Common Shares are equal as to dividends, assets and voting privileges and have no conversion, preemptive or other subscription rights. The Trust will send annual and semi-annual reports, including the financial statements and financial highlights, to all holders of its shares.

Any additional offerings of Common Shares will require approval by the Board of Trustees. Any additional offering of Common Shares will be subject to the requirements of the 1940 Act, which provides that shares may not be issued at a price below the then current net asset value, exclusive of sales load, except in connection with an offering to existing Common Shareholders or with the consent of a majority of the Trust’s outstanding voting securities.

The Trust’s currently outstanding Common Shares are, and Common Shares offered by this Prospectus will be, listed on the NYSE under the symbol “XFLT.”

The Trust’s net asset value per Common Share generally increases and decreases based on the market value of the Trust’s securities. Net asset value per Common Share will be reduced immediately following an offering of Common Shares by the amount of the sales load and offering expenses paid by the Trust. See “Use of Proceeds.”

The Trust will not issue certificates for Common Shares.

Issuance of Additional Common Shares. The provisions of the 1940 Act, including Section 23(b) of the 1940 Act, generally require that the public offering price (less underwriting commissions and discounts) of common shares sold by a closed-end investment company must equal or exceed the net asset value of such company’s common shares (calculated within 48 hours of the pricing of such offering), except, in pertinent part, (i) with the consent of a majority of its common shareholders; or (ii) in connection with an offering to the holders of one or more classes of its capital stock.

The Trust may, from time to time, seek the consent of Common Shareholders to permit the issuance and sale by the Trust of Common Shares at a price below the Trust’s then-current net asset value, subject to certain conditions. If such consent is obtained, the Trust may, contemporaneous with and in no event more than one year following the receipt of such consent, sell Common Shares at price below net asset value in accordance with any conditions adopted in connection with the giving of such consent. Additional information regarding any consent of Common Shareholders obtained by the Trust and the applicable conditions imposed on the issuance and sale by the Trust of Common Shares at a price below net asset value will be disclosed in the Prospectus Supplement relating to any such offering of Common Shares at a price below net asset value. Until such consent of Common Shareholders, if any, is obtained, the Trust may not sell Common Shares at a price below net asset value. Because the Trust’s advisory fee is based upon average Managed Assets, the Adviser’s interest in recommending the issuance and sale of Common Shares at a price below net asset value may conflict with the interests of the Trust and its Common Shareholders.

The Trust may also issue and sell Common Shares at a price below the Trust’s then-current net asset value in connection with an offering to the holders of its Common Shares pursuant to the issuance of subscription rights. See “Description of Subscription Rights.”

Preferred Shares

The Trust’s Governing Documents provide that the Board of Trustees may authorize and issue Preferred Shares with rights as determined by the Board of Trustees, by action of the Board of Trustees without prior approval of the holders of the Common Shares.

Common Shareholders have no preemptive right to purchase any Preferred Shares that might be issued. Any such Preferred Share offering would be subject to the limits imposed by the 1940 Act. Any Preferred Shares issued by the Trust would have special voting rights and a liquidation preference over the Common Shares. Issuance of Preferred Shares would constitute leverage and would entail special risks to the Common Shareholders.

Under the 1940 Act, the Trust may not issue Preferred Shares unless, immediately after such issuance, it has an “asset coverage” of at least 200% of the liquidation value of the outstanding Preferred Shares (i.e., such liquidation value may not exceed 50% of the value of the Trust’s total assets). For these purposes, “asset coverage” means the ratio of (i) total assets less all liabilities and indebtedness not represented by “senior securities” to (ii) the amount of “senior securities representing indebtedness” plus the “involuntary liquidation preference” of the Preferred Shares. “Senior security” generally means any bond, note, or similar security evidencing indebtedness and any class of shares having priority over any other class as to distribution of assets or payment of dividends. “Senior security representing indebtedness” means any “senior security” other than equity shares. The “involuntary liquidation preference” of the Preferred Shares is the amount that holders of Preferred Shares would be entitled to receive in the event of an involuntary liquidation of the Trust in preference to the Common Shares.

In addition, the Trust is not permitted to declare any dividend (except a dividend payable in Common Shares), or to declare any other distribution on the Common Shares, or to purchase any Common Shares, unless the Preferred Shares have at the time of the declaration of any such dividend or other distribution, or at the time of any such purchase of Common Shares, an asset coverage of at least 200% after deducting the amount of such dividend, distribution or purchase price. If Preferred Shares are issued, the Trust intends, to the extent possible, to purchase or redeem Preferred Shares from time to time to the extent necessary to maintain asset coverage of any Preferred Shares of at least 200%.

If Preferred Shares are outstanding, two of the Trust’s Trustees will be elected by the holders of Preferred Shares, voting separately as a class. The remaining Trustees of the Trust will be elected by Common Shareholders and Preferred Shares voting together as a single class. In the unlikely event the Trust failed to pay dividends on Preferred Shares for two years, Preferred Shares would be entitled to elect a majority of the Trustees of the Trust.

The Trust may be subject to certain restrictions imposed by guidelines of one or more rating agencies that may issue ratings for Preferred Shares issued by the Trust. These guidelines may impose asset coverage or portfolio composition requirements that are more stringent than those imposed on the Trust by the 1940 Act.

Indebtedness

The Trust’s Declaration of Trust provides that the Board of Trustees may authorize the borrowing of money by the Trust, without the approval of the holders of the Common Shares. The Trust may issue notes or other evidences of indebtedness (including bank borrowings or commercial paper) and may secure any such borrowings by mortgaging, pledging or otherwise subjecting the Trust’s assets as security.

Under the 1940 Act, the Trust may not incur Indebtedness if, immediately after incurring such Indebtedness, the Trust would have an asset coverage (as defined in the 1940 Act) of less than 300% (i.e., the value of the Trust’s total assets less liabilities other than the principal amount represented by Indebtedness must be at least 300% of the principal amount represented by Indebtedness at the time of issuance). In addition, the Trust generally is not permitted to declare any cash dividend or other distribution on the Common Shares unless, at the time of such declaration and after deducting the amount of such dividend or other distribution, the Trust maintains asset coverage of 300%. However, the foregoing restriction does not apply with respect to certain types of Indebtedness of the Trust, including a line of credit or other privately arranged borrowings from a financial institution. If the Trust utilizes Indebtedness, the Trust intends, to the extent possible, to prepay all or a portion of the principal amount of any outstanding Indebtedness to the extent necessary to maintain the required asset coverage. The Trust may also utilize Indebtedness in excess of such limit for temporary purposes such as the settlement of transactions.

The terms of any such Indebtedness may require the Trust to pay a fee to maintain a line of credit, such as a commitment fee, or to maintain minimum average balances with a lender. Any such requirements would increase the cost of such Indebtedness over the stated interest rate. Such lenders would have the right to receive interest on and repayment of principal of any such Indebtedness, which right will be senior to those of the Common Shareholders. Any such Indebtedness may contain provisions limiting certain activities of the Trust, including the payment of dividends to Common Shareholders in certain circumstances. Any Indebtedness will likely be ranked senior or equal to all other existing and future Indebtedness of the Trust. If the Trust utilizes Indebtedness, the Common Shareholders will bear the offering costs of the issuance of any Indebtedness.

Certain types of Indebtedness subject the Trust to covenants in credit agreements relating to asset coverage and portfolio composition requirements. Certain Indebtedness issued by the Trust also may subject the Trust to certain restrictions on investments imposed by guidelines of one or more rating agencies, which may issue ratings for such Indebtedness. Such guidelines may impose asset coverage or portfolio composition requirements that are more stringent than those imposed by the 1940 Act. It is not anticipated that these covenants or guidelines will impede the Adviser from managing the Trust’s portfolio in accordance with the Trust’s investment objective and policies.

The 1940 Act grants to the lenders to the Trust, under certain circumstances, certain voting rights in the event of default in the payment of interest on or repayment of principal. Failure to maintain certain asset coverage requirements could result in an event of default and entitle the debt holders to elect a majority of the Board of Trustees.

See “Use of Leverage — Indebtedness.”

Capitalization

The following information regarding the Trust’s authorized shares is as of September 30, 2020:

Title of Class	Amount Authorized	Amount Held by Trust for its own Account	Amount Outstanding Exclusive of Amounts held by Trust
Common Shares of Beneficial Interest	Unlimited	None	12,956,451

DESCRIPTION OF PREFERRED SHARES

The Trust’s Governing Documents provide that the Board of Trustees may authorize and issue Preferred Shares with rights as determined by the Board of Trustees, by action of the Board of Trustees without prior approval of the holders of the Common Shares.

Under the 1940 Act, the Trust may not issue Preferred Shares unless, immediately after such issuance, it has an “asset coverage” of at least 200% of the liquidation value of the outstanding Preferred Shares (i.e., such liquidation value may not exceed 50% of the value of the Trust’s total assets). For these purposes, “asset coverage” means the ratio of (i) total assets less all liabilities and indebtedness not represented by “senior securities” to (ii) the amount of “senior securities representing indebtedness” plus the “involuntary liquidation preference” of the Preferred Shares. “Senior security” generally means any bond, note, or similar security evidencing indebtedness and any class of shares having priority over any other class as to distribution of assets or payment of dividends. “Senior security representing indebtedness” means any “senior security” other than equity shares. The “involuntary liquidation preference” of the Preferred Shares is the amount that holders of Preferred Shares would be entitled to receive in the event of an involuntary liquidation of the Trust in preference to the Common Shares.

If Preferred Shares are outstanding, two of the Trust’s Trustees will be elected by the holders of Preferred Shares, voting separately as a class. The remaining Trustees of the Trust will be elected by Common Shareholders and Preferred Shares voting together as a single class. In the unlikely event the Trust failed to pay dividends on Preferred Shares for two years, Preferred Shares would be entitled to elect a majority of the Trustees of the Trust.

For any series of Preferred Shares issued by the Trust, our Board of Trustees will determine and the Prospectus Supplement relating to such issuance, which will accompany this Prospectus, will describe:

•        the designation and number of Preferred Shares of such series;

•        the rate and time at which, and the preferences and conditions under which, any dividends will be paid on Preferred Shares of such series, the cumulative nature of such dividends and whether such dividends have any participating feature;

•        any provisions relating to convertibility or exchangeability of the Preferred Shares of such series, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or the Trust, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying securities;

•        the rights and preferences, if any, of holders of Preferred Shares of such series upon our liquidation, dissolution or winding up of our affairs;

•        the voting powers of the holders of Preferred Shares of such series;

•        any provisions relating to the redemption of the Preferred Shares of such series;

•        any limitations on the Trust’s ability to pay dividends or make distributions on, or acquire or redeem, other securities while Preferred Shares of such series are outstanding;

•        any conditions or restrictions on the Trust’s ability to issue additional Preferred Shares of such series or other securities while Preferred Shares of such series are outstanding;

•        if applicable, a discussion of certain U.S. Federal income tax considerations; and

•        any other relative power, preferences and participating, optional or special rights of Preferred Shares of such series, and the qualifications, limitations or restrictions thereof.

All Preferred Shares that the Trust may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by the Board of Trustees, and all shares of each series of Preferred Shares will be identical and of equal rank except as to the dates from which cumulative dividends thereon will be cumulative. Preferred Share investors should read the applicable accompanying prospectus supplement, as well as the statement of preferences that contains the terms of the applicable series of preferred stock.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The Trust may issue subscription rights to holders of (i) Common Shares to purchase Common Shares and/or Preferred Shares or (ii) Preferred Shares to purchase Preferred Shares. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with a subscription rights offering to holders of Common Shares and/or Preferred Shares, the Trust would distribute certificates evidencing the subscription rights and a Prospectus Supplement to our common or preferred shareholders as of the record date that we set for determining the shareholders eligible to receive subscription rights in such subscription rights offering. For complete terms of the subscription rights, please refer to the actual terms of such subscription rights which will be set forth in the subscription rights agreement relating to such subscription rights and described in the Prospectus Supplement.

The Trust generally may not issue and sell Common Shares at a public offering price (less underwriting commissions and discounts) less than the net asset value of the Trust’s Common Shares (calculated within 48 hours of the pricing of such offering). However, pursuant to Section 23(b) of the 1940 Act, the Trust may issue and sell Common Shares at a public offering price less than the net asset value of the Trust’s Common Shares in connection with the issuance of subscription rights to holders of Common Shares to purchase additional Common Shares. See “Description of Capital Structure.”

The applicable Prospectus Supplement, which would accompany this Prospectus, would describe the following terms of subscription rights in respect of which this Prospectus is being delivered:

•        the period of time the offering would remain open (which will be open a minimum number of days such that all record holders would be eligible to participate in the offering and will not be open longer than 120 days);

•        the title of such subscription rights;

•        the exercise price for such subscription rights (or method of calculation thereof);

•        the number of such subscription rights issued in respect of each share;

•        the number of rights required to purchase a single share;

•        the extent to which such subscription rights are transferable and the market on which they may be traded if they are transferable;

•        if applicable, a discussion of certain U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;

•        the date on which the right to exercise such subscription rights will commence, and the date on which such right will expire (subject to any extension);

•        the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

•        any termination right the Trust may have in connection with such subscription rights offering;

•        the expected trading market, if any, for rights; and

•        any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.

Exercise of Subscription Right

Each subscription right would entitle the holder of the subscription right to purchase for cash such number of shares at such exercise price as in each case is set forth in, or be determinable as set forth in the Prospectus Supplement relating to the subscription rights offered thereby. Subscription rights would be exercisable at any time up to the close of business on the expiration date for such subscription rights set forth in the Prospectus Supplement. After the close of business on the expiration date, all unexercised subscription rights would become void.

Upon expiration of the rights offering and the receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the Prospectus Supplement, the Trust would issue, as soon as practicable, the shares purchased as a result of such exercise. To the extent permissible under applicable law, the Trust may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable Prospectus Supplement.

Transferable Rights Offering

Subscription rights issued by the Trust may be transferrable. The distribution to shareholders of transferable rights, which may themselves have intrinsic value, also will afford non-participating shareholders the potential of receiving cash payment upon the sale of the rights, receipt of which may be viewed as partial compensation for any dilution of their interests that may occur as a result of the rights offering. In a transferrable rights offering, management of the Trust will use its best efforts to ensure an adequate trading market in the rights for use by shareholders who do not exercise such rights. However, there can be no assurance that a market for transferable rights will develop or, if such a market does develop, what the price of the transferable rights will be. In a transferrable rights offering to purchase Common Shares at a price below net asset value, the subscription ratio will not be less than 1-for-3, that is the holders of Common Shares of record on the record date of the rights offering will receive one right for each outstanding Common Share owned on the record date and the rights will entitle their holders to purchase one new Common Share for every three rights held (provided that any Common Shareholder who owns fewer than three Common Shares as of the record date may subscribe for one full Common Share). Assuming the exercise of all rights, such a rights offering would result in an approximately 33 1/3% increase in the Fund’s Common Shares outstanding.

ANTI-TAKEOVER PROVISIONS IN THE TRUST’S GOVERNING DOCUMENTS

The Trust presently has provisions in its Governing Documents which could have the effect of limiting, in each case, (i) the ability of other entities or persons to acquire control of the Trust, (ii) the Trust’s freedom to engage in certain transactions or (iii) the ability of the Trust’s Board of Trustees or shareholders to amend the Governing Documents or effectuate changes in the Trust’s management. These provisions of the Governing Documents of the Trust may be regarded as “anti-takeover” provisions. The Board of Trustees is divided into three classes, with the terms of one class expiring at each annual meeting of shareholders. At each annual meeting, one class of Trustees is elected to a three-year term. This provision could delay for up to two years the replacement of a majority of the Board of Trustees. A Trustee may be removed from office by the action of 80% of the remaining Trustees or a majority of the remaining Trustees followed by a vote of the holders of at least 75% of the shares then entitled to vote for the election of the respective Trustee.

The Declaration of Trust requires the affirmative vote of a majority of the Board of Trustees followed by the affirmative vote of the holders of at least 75% of the outstanding shares of each affected class or series of the Trust, voting separately as a class or series, to approve, adopt or authorize certain transactions with 5% or greater holders of a class or series of shares and their associates, unless the transaction has been approved by at least 80% of the Board of Trustees, in which case “a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Trust shall be required. For purposes of these provisions, a 5% or greater holder of a class or series of shares (a “Principal Shareholder”) refers to any person who, whether directly or indirectly and whether alone or together with its affiliates and associates, beneficially owns 5% or more of the outstanding shares of any class or series of shares of beneficial interest of the Trust.

The 5% holder transactions subject to these special approval requirements are:

•        the merger or consolidation of the Trust or any subsidiary of the Trust with or into any Principal Shareholder;

•        the issuance of any securities of the Trust to any Principal Shareholder for cash (other than pursuant to any automatic dividend reinvestment plan);

•        the sale, lease or exchange of all or any substantial part of the assets of the Trust to any Principal Shareholder, except assets having an aggregate fair market value of less than $1,000,000, aggregating for the purpose of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period; or

•        the sale, lease or exchange to the Trust or any subsidiary of the Trust, in exchange for securities of the Trust, of any assets of any Principal Shareholder, except assets having an aggregate fair market value of less than $1,000,000, aggregating for purposes of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period.

At any time prior to the earlier of (i) the Termination Date or (ii) the date of an amendment to the limited term provisions of the Declaration of Trust that causes the Trust to have perpetual existence, the Trust may be liquidated only upon approval of not less than eighty percent (80%) of the Trustees. At any time after the date of an amendment to Section to the limited term provisions of the Declaration of Trust that causes the Trust to have perpetual existence, the Trust may be dissolved only upon the affirmative vote of a majority of the Board of Trustees followed by the affirmative vote of the holders of at least 75% of the outstanding shares of each affected class or series of the Trust, voting separately as a class or series, unless such liquidation has been approved by at least 80% of the Board of Trustees, in which case “a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Trust shall be required.

For the purposes of calculating “a majority of the outstanding voting securities” under the Declaration of Trust, each class and series of the Trust shall vote together as a single class, except to the extent required by the

1940 Act or the Declaration of Trust with respect to any class or series of shares. If a separate vote is required, the applicable proportion of shares of the class or series, voting as a separate class or series, also will be required. A “majority of the outstanding voting securities” means the lesser of (i) 67% or more of the Trust’s voting securities present at a meeting, if the holders of more than 50% of the Trust’s outstanding voting securities are present or represented by proxy; or (ii) more than 50% of the Trust’s outstanding voting securities.

The Board of Trustees has determined that provisions with respect to the Board and shareholder voting requirements described above, which voting requirements are greater than the minimum requirements under Delaware law or the 1940 Act, are in the best interest of shareholders generally. Reference should be made to the Declaration of Trust on file with the SEC for the full text of these provisions. See “Additional Information.”

Closed-End Fund Structure

Closed-end funds differ from open-end management investment companies (commonly referred to as “mutual funds”) in that closed-end funds generally list their shares for trading on a securities exchange and do not redeem their shares at the option of the shareholder. By comparison, mutual funds issue securities redeemable at net asset value at the option of the shareholder and typically engage in a continuous offering of their shares. Mutual funds are subject to continuous asset in-flows and out-flows that can complicate portfolio management, whereas closed-end funds generally can stay more fully invested in securities consistent with the closed-end fund’s investment objective and policies. In addition, in comparison to open-end funds, closed-end funds have greater flexibility in their ability to make certain types of investments, including investments in illiquid securities.

However, shares of closed-end funds listed for trading on a securities exchange frequently trade at a discount from net asset value, but in some cases trade at a premium. The market price may be affected by trading volume of the shares, general market and economic conditions and other factors beyond the control of the closed-end fund. The foregoing factors may result in the market price of the Common Shares being greater than, less than or equal to net asset value. The Board of Trustees has reviewed the structure of the Trust in light of its investment objective and policies and has determined that the closed-end structure is in the best interests of the shareholders. Investors should assume, therefore, that it is unlikely that the Board of Trustees would vote to convert the Trust to an open-end management investment company.

Repurchase of Common Shares

The Board of Trustees will review periodically the trading range and activity of the Trust’s shares with respect to its net asset value and the Board of Trustees may take certain actions to seek to reduce or eliminate any such discount. Such actions may include open market repurchases or tender offers for the Common Shares at net asset value. There can be no assurance that the Board of Trustees will decide to undertake any of these actions or that, if undertaken, such actions would result in the Common Shares trading at a price equal to or close to net asset value per Common Share.

Conversion to Open-End Fund

To convert the Trust to an open-end management investment company, the Declaration of Trust requires the affirmative vote of a majority of the Board of Trustees followed by the affirmative vote of the holders of at least 75% of the outstanding shares of each affected class or series of shares of the Trust, voting separately as a class or series, unless such action has been approved by at least 80% of the Board of Trustees, in which case “a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Trust shall be required. The foregoing vote would satisfy a separate requirement in the 1940 Act that any conversion of the Trust to an open-end management investment company be approved by the shareholders. If approved in the foregoing manner, conversion of the Trust to an open-end management investment company could not occur until 90 days after the shareholders’ meeting at which such conversion was approved and would require at least 30 days’ prior notice to all shareholders.

In the event of conversion, the Common Shares would cease to be listed on the NYSE or other national securities exchange or market system. If the Trust were converted to an open-end management investment company, it is likely that new Common Shares would be sold at net asset value plus a sales load. Shareholders of an open-end management investment company may require the company to redeem their shares at any time (except in certain circumstances as authorized by or under the 1940 Act) at their net asset value, less such redemption charge, if any, as might be in effect at the time of a redemption. In the event of conversion, the Trust would expect to pay all such redemption requests in cash, but would intend to reserve the right to pay redemption requests in a combination of cash or securities. If such partial payment in securities were made, investors could incur brokerage costs in converting such securities to cash.

The Board of Trustees has reviewed the structure of the Trust in light of its investment objective and policies and has determined that the closed-end structure is in the best interests of the shareholders. Any conversion to an open-end management investment company would require material changes to the Trust’s investment strategy, including with respect to the use of leverage and investment in illiquid securities, which may adversely impact the Trust’s ability to achieve its investment objective. Investors should assume, therefore, that it is unlikely that the Board of Trustees would vote to convert the Trust to an open-end management investment company.

TAX MATTERS

The following is a summary of certain U.S. federal income tax considerations generally applicable to the Trust and U.S. Shareholders (as defined below) and Non-U.S. Shareholders (as defined below) that acquire Common Shares or Preferred Shares (collectively, the “Shareholders” that acquire “Shares”) and that hold such Shares as capital assets within the meaning of the Code (generally, property held for investment). A more complete discussion of the tax rules applicable to the Trust and its Shareholders can be found in the SAI that is incorporated by reference into this Prospectus. This summary does not discuss the consequences of an investment in the Common Rights or the Preferred Rights. The tax consequences of such an investment will be discussed in a relevant prospectus supplement. The discussion is based upon the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This summary does not address all of the potential U.S. federal income tax consequences that may be applicable to the Trust or to all categories of investors, some of which may be subject to special tax rules. No ruling has been or will be sought from the IRS regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. This summary of U.S. federal income tax consequences is for general information only. Prospective investors should consult their tax advisors as to the U.S. federal income tax consequences of acquiring, holding and disposing of Shares, as well as the effects of state, local and non-U.S. tax laws.

For purposes of this summary, the term “U.S. Shareholder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is one of the following:

1.      an individual who is a citizen or resident of the United States;

2.      a corporation or other entity taxable as a corporation created in or organized under the laws of the United States, any state thereof or the District of Columbia;

3.      an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

4.      a trust (x) if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold Shares should consult their tax advisors.

Taxation of the Trust

The Trust has elected to be treated, and intends to qualify annually, as a RIC under Subchapter M of the Code. Accordingly, the Trust must, among other things, meet certain income, asset diversification and distribution requirements:

(i)     The Trust must derive in each taxable year at least 90% of its gross income from the following sources: (a) dividends, interest (including tax-exempt interest), payments with respect to certain securities loans, and gains from the sale or other disposition of stock, securities or foreign currencies, or other income (including gain from options, futures and forward contracts) derived with respect to its business of investing in such stock, securities or foreign currencies; and (b) net income derived from interests in “qualified publicly traded partnerships” (as defined in the Code). Generally, a qualified publicly traded partnership includes a partnership the interests of which are traded on an established securities market or readily tradable on a secondary market (or the substantial equivalent thereof) and that derives less than 90% of its gross income from the items described in (a) above.

(ii)    The Trust must diversify its holdings so that, at the end of each quarter of each taxable year, (a) at least 50% of the market value of the Trust’s total assets is represented by cash and cash items, including receivables, U.S. Government securities, the securities of other RICs and other securities, with such other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of the Trust’s total assets and not more than 10% of the outstanding voting securities of such issuer and (b) not more than 25% of the market value of the Trust’s total assets is invested in the securities (other than U.S. Government securities and the securities of other RICs) of (I) any one issuer, (II) any two or more issuers that the Trust controls and that are determined to be engaged in the same business or similar or related trades or businesses or (III) any one or more “qualified publicly traded partnerships” (as defined in the Code).

As long as the Trust qualifies as a RIC, the Trust generally will not be subject to U.S. federal income tax on income and gains that the Trust distributes to its Shareholders, provided that it distributes each taxable year at least 90% of the sum of (i) the Trust’s investment company taxable income (which includes, among other items, dividends, interest, the excess of any net short-term capital gain over net long-term capital loss, and other taxable income, other than any net capital gain (defined below), reduced by deductible expenses) determined without regard to the deduction for dividends paid and (ii) the Trust’s net tax-exempt interest (the excess of its gross tax-exempt interest over certain disallowed deductions) (the “Annual Distribution Requirement”). The Trust intends to distribute substantially all of such income each year. The Trust will be subject to income tax at regular corporate rates on any taxable income or gains that it does not distribute to its Shareholders.

The Trust will either distribute or retain for reinvestment all or part of its net capital gain (which consists of the excess of its net long-term capital gain over its net short-term capital loss). If any such gain is retained, the Trust will be subject to a corporate income tax (currently at a maximum rate of 21%) on such retained amount. In that event, the Trust expects to report the retained amount as undistributed capital gain in a notice to its Shareholders, each of whom, if subject to U.S. federal income tax on long-term capital gains, (i) will be required to include in income for U.S. federal income tax purposes as long-term capital gain its share of such undistributed amounts, (ii) will be entitled to credit its proportionate share of the tax paid by the Trust against its U.S. federal income tax liability and to claim refunds to the extent that the credit exceeds such liability and (iii) will increase its basis in its Shares by the amount of undistributed capital gain included in such Shareholder’s gross income net of the tax deemed paid by such Shareholder under clause (ii).

The Code imposes a 4% nondeductible excise tax on the Trust to the extent the Trust does not distribute by the end of any calendar year at least the sum of (i) 98% of its ordinary income (not taking into account any capital gain or loss) for the calendar year and (ii) 98.2% of its capital gain in excess of its capital loss (adjusted for certain ordinary losses) for a one-year period generally ending on October 31 of the calendar year (unless an election is made to use the Trust’s fiscal year) (the “Excise Tax Avoidance Requirement”). In addition, the minimum amounts that must be distributed in any year to avoid the excise tax will be increased or decreased to reflect any under-distribution or over-distribution, as the case may be, from the previous year. For purposes of the excise tax, the Trust will be deemed to have distributed any income on which it paid U.S. federal income tax in the taxable year ending within the calendar year. While the Trust intends to distribute any income and capital gain in the manner necessary to minimize imposition of the 4% nondeductible excise tax, there can be no assurance that sufficient amounts of the Trust’s taxable income and capital gain will be distributed to entirely avoid the imposition of the excise tax. In that event, the Trust will be liable for the excise tax only on the amount by which it does not meet the foregoing distribution requirement.

If for any taxable year the Trust does not qualify as a RIC, all of its taxable income (including its net capital gain) will be subject to tax at regular corporate rates without any deduction for distributions to Shareholders, and such distributions will be taxable to the Shareholders as ordinary dividends to the extent of the Trust’s current and accumulated earnings and profits. Such dividends, however, would be eligible (i) to be treated as qualified dividend income in the case of non-corporate U.S. Shareholders and (ii) for the dividends-received deduction in the case of U.S. Shareholders taxed as corporations, in each case provided that certain holding period and other requirements are met. The Trust could be required to recognize unrealized gains, pay taxes and make distributions (which could be subject to interest charges) before requalifying for taxation as a RIC. The remainder of this discussion assumes that the Trust qualifies as a RIC.

Taxation of the Trust’s Investments

Certain of the Trust’s investment practices are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (ii) convert lower taxed long-term capital gains or “qualified dividend income” into higher taxed short-term capital gains or ordinary income, (iii) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (iv) cause the Trust to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (vi) adversely alter the characterization of certain complex financial transactions and (vii) produce income that will not be “qualified” income for purposes of the 90% gross income requirement described above. These U.S. federal income tax provisions could therefore affect the amount, timing and character of distributions to Shareholders. The Trust intends to structure and monitor its transactions and may make certain tax elections and may be required to dispose of securities to mitigate the effect of these provisions and prevent disqualification of the Trust as a RIC (which may adversely affect the net after-tax return to the Trust).

If the Trust acquires shares in a “passive foreign investment company” (a “PFIC”), the Trust may be subject to U.S. federal income tax on a portion of any “excess distribution” or gain from the disposition of such shares even if such income is distributed as a taxable dividend by the Trust to Shareholders. Additional charges in the nature of interest may be imposed on the Trust in respect of deferred taxes arising from such distributions or gains. If the Trust invests in a PFIC and elects to treat the PFIC as a “qualified electing fund” (a “QEF”) under the Code, in lieu of the foregoing requirements, the Trust will be required to include in income each year a portion of the ordinary earnings and net capital gain of the QEF, even if such income is not distributed to the Trust. The Trust’s ability to make this election will depend on factors beyond the Trust’s control. Alternatively, the Trust can elect to mark to market at the end of each taxable year the Trust’s shares in a PFIC; in this case, the Trust will recognize as ordinary income any increase in the value of such shares, and as ordinary loss any decrease in such value to the extent it does not exceed prior increases included in income. Under either election, the Trust may be required to recognize in a year income in excess of the Trust’s distributions from PFICs and the Trust’s proceeds from dispositions of PFIC stock during that year, and such income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of the 4% excise tax.

If the Trust holds directly or indirectly 10% or more of the shares in a foreign corporation that is treated as a “controlled foreign corporation” (a “CFC”), the Trust may be treated as receiving a deemed distribution (taxable as ordinary income) each year from such foreign corporation in an amount equal to the Trust’s pro rata share of the corporation’s income for the taxable year (including both ordinary earnings and capital gains), whether or not the corporation makes an actual distribution during such year. In general, a foreign corporation will be classified as a CFC if more than 50% of the shares of the corporation, measured by reference to combined voting power or value, is owned (directly, indirectly or by attribution) by U.S. shareholders. A U.S. shareholder, for this purpose, is any U.S. person that possesses (directly, indirectly or by attribution) 10% or more of the combined voting power or value of all classes of shares of a corporation. If the Trust is treated as receiving a deemed distribution from a CFC, the Trust will be required to include such distribution in its investment company taxable income regardless of whether the Trust receives any actual distributions from such CFC, and the Trust must distribute such income to satisfy the Annual Distribution Requirement and the Excise Tax Avoidance Requirement.

Taxation of U.S. Shareholders

The Trust expects to take the position that under present law any Preferred Shares that it issues will constitute equity rather than debt of the Trust for U.S. federal income tax purposes. It is possible, however, that the IRS could take a contrary position asserting, for example, that such preferred shares constitute debt of the Trust. The Trust believes this position, if asserted, would be unlikely to prevail. If that position were upheld, distributions on the Trust’s Preferred Shares would be considered interest, taxable as ordinary income regardless of the taxable income of the Trust. The following discussion assumes that any Preferred Shares issued by the Trust will be treated as equity.

Distributions. Distributions paid to U.S. Shareholders by the Trust from its net capital gains (which is the excess of net long-term capital gain over net short-term capital loss) if any, that the Trust properly reports as capital gains dividends (“capital gain dividends”) are taxable as long-term capital gains, regardless of how long a U.S. Shareholder has held its Shares. All other dividends paid to U.S. Shareholders by the Trust (including dividends from short-term capital gains) from its current or accumulated earnings and profits (“ordinary income dividends”) are generally subject to tax as ordinary income.

In the case of corporate U.S. Shareholders, properly reported ordinary income dividends paid by the Trust generally will be eligible for the dividends received deduction to the extent that the Trust’s income consists of dividend income from U.S. corporations and certain holding period requirements are satisfied by both the Trust and the corporate U.S. Shareholders. In the case of individuals, any such properly reported ordinary income dividend that you receive from the Trust will generally be eligible for taxation at the rates applicable to long-term capital gains to the extent that (i) the ordinary income dividend is attributable to “qualified dividend income” (i.e., generally dividends paid by U.S. corporations and certain qualified foreign corporations) received by the Trust, (ii) the Trust satisfies certain holding period and other requirements with respect to the stock on which such qualified dividend income was paid and (iii) you satisfy certain holding period and other requirements with respect to your Shares. Qualified dividend income eligible for these special rules are not actually treated as capital gains, however, and thus will not be included in the computation of your net capital gain and generally cannot be used to offset any capital losses. In general, you may include as qualified dividend income only that portion of the dividends that may be and are so reported by the Trust as qualified dividend income. Dividend income from PFICs and, in general, dividend income from real estate investment trusts is not eligible for the reduced rate for qualified dividend income and is taxed as ordinary income. Due to the nature of the Trust’s investments, the Trust does not expect that a significant portion of its distributions will be eligible for the dividends received deduction or for the reduced rates applicable to qualified dividend income.

Under recently issued regulations, properly reported dividends paid by the Trust that are attributable to the Trust’s “qualified REIT dividends” (generally, ordinary income dividends paid by a REIT, not including capital gain dividends or dividends treated as qualified dividend income) may be eligible for the 20% deduction described in Section 199A of the Code in the case of non-corporate U.S. Shareholders, provided that certain holding period and other requirements are met by the Shareholder and the Trust. There can be no assurance as to what portion, if any, of our distributions will qualify for such deduction. Subject to any future regulatory guidance to the contrary, any distribution attributable to income from the Trust’s investments in publicly traded partnerships, if any, will not qualify for the 20% deduction that could be available to a non-corporate U.S. Shareholder were the Shareholder to own such partnership interests directly.

Any distributions you receive that are in excess of the Trust’s current and accumulated earnings and profits will be treated as a tax-deferred return of capital to the extent of your adjusted tax basis in your Shares, and thereafter as capital gain from the sale of Shares. The amount of any Trust distribution that is treated as a return of capital will reduce your adjusted tax basis in your Shares, thereby increasing your potential gain, or reducing your potential loss, on any subsequent sale or other disposition of your Shares.

Dividends and other taxable distributions are taxable to you even if they are reinvested in additional Shares of the Trust. Dividends and other distributions paid by the Trust are generally treated as received by you at the time the dividend or distribution is made. If, however, the Trust pays you a dividend in January that was declared in the previous October, November or December and you were the U.S. Shareholder of record on a specified date in one of such months, then such dividend will be treated for U.S. federal income tax purposes as being paid by the Trust and received by you on December 31 of the year in which the dividend was declared.

The Trust will send you information after the end of each year setting forth the amount and tax status of any distributions paid to you by the Trust.

Sale of Shares. Except in the case of a redemption (the consequences of which are described in the SAI under “Tax Matters”), the sale or other disposition of Shares of the Trust will generally result in capital gain or loss to you and will be long-term capital gain or loss if you have held such Shares for more than one year. Any loss upon the sale or other disposition of Shares held for six months or less will be treated as long-term capital loss to the extent of any capital gain dividends received (including amounts credited as an undistributed capital gain) by you with respect to such Shares. Any loss you recognize on a sale or other disposition of Shares will be disallowed if you acquire other Shares (whether through the automatic reinvestment of dividends or otherwise) within a 61-day period beginning 30 days before and ending 30 days after your sale or exchange of the Shares. In such case, your tax basis in the Shares acquired will be adjusted to reflect the disallowed loss.

Current U.S. federal income tax law taxes both long-term and short-term capital gain of corporations at the rates applicable to ordinary income. For non-corporate taxpayers, short-term capital gain is currently taxed at rates applicable to ordinary income, while long-term capital gain generally is taxed at reduced maximum rates. The deductibility of capital losses is subject to limitations under the Code.

Medicare Tax. Certain U.S. Shareholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on all or a part of their “net investment income,” which includes dividends received from the Trust and capital gains from the sale or other disposition of Shares.

Backup Withholding. The Trust may be required to withhold, for U.S. federal backup withholding tax purposes, a portion of the dividends, distributions and redemption proceeds payable to non-corporate U.S. Common Shareholders who fail to provide the Trust (or its agent) with their correct taxpayer identification number (in the case of individuals, generally, their social security number) or to make required certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax and any amount withheld may be refunded or credited against the U.S. Shareholder’s U.S. federal income tax liability, if any, provided that it timely furnishes the required information to the IRS.

Taxation of Non-U.S. Shareholders

The following discussion only applies to Non-U.S. Shareholders. A “Non-U.S. Shareholder” is a holder, other than a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes), that is not a U.S. Shareholder for U.S. federal income tax purposes. Whether an investment in Shares is appropriate for a Non-U.S. Shareholder will depend upon that Non-U.S. Shareholder’s particular circumstances. An investment in Shares by a Non-U.S. Shareholder may have adverse tax consequences. Non-U.S. Shareholders should consult their tax advisors before investing in Shares.

Distributions of ordinary income dividends to Non-U.S. Shareholders, subject to the discussion below, will generally be subject to withholding of U.S. federal tax at a 30% rate (or lower rate provided by an applicable treaty) to the extent of the Trust’s current and accumulated earnings and profits. Actual or deemed distributions of the Trust’s net capital gain to a Non-U.S. Shareholder, and gain recognized by a Non-U.S. Shareholder upon the sale of Shares, generally will not be subject to U.S. federal withholding tax and will not be subject to U.S. federal income tax. Different tax consequences may result if the Non-U.S. Shareholder is engaged in a trade or business in the United States or, in the case of an individual, is present in the United States for 183 days or more during a taxable year and certain other conditions are met. Special certification requirements apply to a shareholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their tax advisors.

No U.S. source withholding taxes will be imposed on dividends paid by RICs to Non-U.S. Shareholders to the extent the dividends are properly reported as “interest related dividends” or “short term capital gain dividends.” Under this exemption, interest related dividends and short term capital gain dividends generally represent distributions of interest or short term capital gain that would not have been subject to U.S. withholding tax at the source if they had been received directly by a Non-U.S. Shareholder, and that satisfy certain other requirements. No assurance can be given as to the portion of the Trust’s dividends that will constitute interest related or short term capital gain dividends.

If the Trust distributes its net capital gains in the form of deemed rather than actual distributions (which the Trust may do in the future), a Non-U.S. Shareholder will be entitled to a U.S. federal income tax credit or tax refund equal to the Non-U.S. Shareholder’s allocable share of the tax that the Trust pays on the capital gains deemed to have been distributed. In order to obtain the refund, the Non-U.S. Shareholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the Non-U.S. Shareholder is not otherwise required to obtain a U.S. taxpayer identification number or file a federal income tax return. For a Non-U.S. Shareholder, distributions (both actual and deemed), and gains realized upon the sale of Shares that are effectively connected with a U.S. trade or business (or, where an applicable treaty applies, are attributable to a permanent establishment in the United States) will generally be subject to U.S. federal income tax at the rates applicable to U.S. persons and for a corporate Non-U.S. Shareholder may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable tax treaty). Accordingly, investment in Shares may not be appropriate for certain Non-U.S. Shareholders.

Certain provisions of the Code referred to as “FATCA” require withholding at a rate of 30% on dividends in respect of Shares held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Accordingly, the entity through which Shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Shares held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the applicable withholding agent will in turn provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. The Trust will not pay any additional amounts to Non-U.S. Shareholders in respect of any amounts withheld. Non-U.S. Shareholders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in Shares.

A Non-U.S. Shareholder who is a nonresident alien individual, and who is otherwise subject to withholding of U.S. federal income tax, may be subject to U.S. federal backup withholding tax on dividends unless the Non-U.S. Shareholder provides the Trust or the dividend paying agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Shareholder or otherwise establishes an exemption from such backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to a Non-U.S. Shareholder may be refunded or credited against its U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS. Non-U.S. Shareholders may also be subject to information reporting.

The foregoing is a general and abbreviated summary of the provisions of the Code and the Treasury regulations in effect as they directly govern the taxation of the Trust and its U.S. Shareholders and Non-U.S. Shareholders. These provisions are subject to change by legislative or administrative action, and any such change may be retroactive. A more complete discussion of the tax rules applicable to the Trust, its U.S. Shareholders and Non-U.S. Shareholders can be found in the SAI that is incorporated by reference into this Prospectus. Shareholders are urged to consult their tax advisers regarding specific questions as to U.S. federal, state, local and foreign income or other taxes.

PLAN OF DISTRIBUTION

The Trust may offer up to $200,000,000 in aggregate initial offering price of Common Shares, Preferred Shares or Rights from time to time under this Prospectus and any related Prospectus Supplement (1) directly to one or more purchases, including existing shareholders in a Rights offering; (2) through agents; (3) through underwriters; (4) through dealers; or (5) pursuant to the Trust’s dividend reinvestment plan. Each Prospectus Supplement relating to an offering of securities will state the terms of the offering, including:

•        the names of any agents, underwriters or dealers;

•        any sales loads or other items constituting underwriters’ compensation;

•        any discounts, commissions, or fees allowed or paid to dealers or agents;

•        the public offering or purchase price of the offered Securities and the net proceeds the Trust will receive from the sale; and

•        any securities exchange on which the offered Securities may be listed.

Direct Sales

The Trust may sell Securities directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters as defined in the Securities Act for any resales of the securities. In this case, no underwriters or agents would be involved. The Trust may use electronic media, including the Internet, to sell offered securities directly. The Trust will describe the terms of any of those sales in a Prospectus Supplement.

By Agents

The Trust may offer Securities through agents that the Trust may designate. The Trust will name any agent involved in the offer and sale and describe any commissions payable by the Trust in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, the agents will be acting on a best efforts basis for the period of their appointment.

By Underwriters

The Trust may offer and sell Securities from time to time to one or more underwriters who would purchase the Securities as principal for resale to the public, either on a firm commitment or best efforts basis. If the Trust sells Securities to underwriters, the Trust will execute an underwriting agreement with them at the time of the sale and will name them in the Prospectus Supplement. In connection with these sales, the underwriters may be deemed to have received compensation from the Trust in the form of underwriting discounts and commissions. The underwriters also may receive commissions from purchasers of Securities for whom they may act as agent. Unless otherwise stated in the Prospectus Supplement, the underwriters will not be obligated to purchase the Securities unless the conditions set forth in the underwriting agreement are satisfied, and if the underwriters purchase any of the Securities, they will be required to purchase all of the offered Securities. The underwriters may sell the offered Securities to or through dealers, and those dealers may receive discounts, concessions or commissions from the underwriters as well as from the purchasers for whom they may act as agent. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

In connection with an offering of Common Shares, if a Prospectus Supplement so indicates, the Trust may grant the underwriters an option to purchase additional Common Shares at the public offering price, less the underwriting discounts and commissions, within 45 days from the date of the Prospectus Supplement, to cover any overallotments.

By Dealers

The Trust may offer and sell Securities from time to time to one or more dealers who would purchase the securities as principal. The dealers then may resell the offered Securities to the public at fixed or varying prices to be determined by those dealers at the time of resale. The Trust will set forth the names of the dealers and the terms of the transaction in the Prospectus Supplement.

General Information

Agents, underwriters, or dealers participating in an offering of Securities may be deemed to be underwriters, and any discounts and commission received by them and any profit realized by them on resale of the offered Securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act.

The Trust may offer to sell securities either at a fixed price or at prices that may vary, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

To facilitate an offering of Common Shares in an underwritten transaction and in accordance with industry practice, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the market price of the Common Shares or any other Security. Those transactions may include overallotment, entering stabilizing bids, effecting syndicate covering transactions, and reclaiming selling concessions allowed to an underwriter or a dealer.

•        An overallotment in connection with an offering creates a short position in the common stock for the underwriter’s own account.

•        An underwriter may place a stabilizing bid to purchase the Common Shares for the purpose of pegging, fixing, or maintaining the price of the Common Shares.

•        Underwriters may engage in syndicate covering transactions to cover overallotments or to stabilize the price of the Common Shares by bidding for, and purchasing, the Common Shares or any other Securities in the open market in order to reduce a short position created in connection with the offering.

•        The managing underwriter may impose a penalty bid on a syndicate member to reclaim a selling concession in connection with an offering when the Common Shares originally sold by the syndicate member is purchased in syndicate covering transactions or otherwise.

Any of these activities may stabilize or maintain the market price of the Securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

In connection with any Rights offering, the Trust may also enter into a standby underwriting arrangement with one or more underwriters pursuant to which the underwriter(s) will purchase Common Shares remaining unsubscribed for after the Rights offering.

Any underwriters to whom the offered Securities are sold for offering and sale may make a market in the offered Securities, but the underwriters will not be obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance that there will be a liquid trading market for the offered Securities.

Under agreements entered into with the Trust, underwriters and agents may be entitled to indemnification by the Trust, the Adviser and the Sub-Adviser against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments the underwriters or agents may be required to make.

The underwriters, agents, and their affiliates may engage in financial or other business transactions with the Trust in the ordinary course of business.

Pursuant to a requirement of the Financial Industry Regulatory Authority, Inc. (“FINRA”) the maximum compensation to be received by any FINRA member or independent broker-dealer in connection with an offering of the Trust’s securities may not be greater than eight percent (8%) of the gross proceeds received by the Trust for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

To the extent permitted under the 1940 Act and the rules and regulations promulgated thereunder, the underwriters may from time to time act as a broker or dealer and receive fees in connection with the execution of portfolio transactions on behalf of the Trust after the underwriters have ceased to be underwriters and, subject to certain restrictions, each may act as a broker while it is an underwriter.

A Prospectus and accompanying Prospectus Supplement in electronic form may be made available on the websites maintained by underwriters. The underwriters may agree to allocate a number of Securities for sale to their online brokerage account holders. Such allocations of Securities for internet distributions will be made on the same basis as other allocations. In addition, Securities may be sold by the underwriters to securities dealers who resell Securities to online brokerage account holders.

TRANSFER AGENT, CUSTODIAN AND ADMINISTRATOR

The information contained under the heading “Additional Information — Transfer Agent, Custodian and Administrator” in the Trust’s Annual Report is incorporated herein by reference.

LEGAL MATTERS

Certain legal matters will be passed on for the Trust by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois, in connection with the offering of the Common Shares.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, 200 E. Randolph Street, Chicago, Illinois 60601, is the independent registered public accounting firm of the Trust. The independent registered public accounting firm is expected to render an opinion annually on the financial statements and financial highlights of the Trust.

FISCAL YEAR END AND REPORTS TO SHAREHOLDERS

The Trust’s fiscal year end is September 30.

As soon as practicable after the end of each calendar year, the Trust will furnish to Common Shareholders a statement on Form 1099-DIV identifying the sources of the distributions paid by the Trust to Common Shareholders for tax purposes.

In addition, the Trust will prepare and transmit to Common Shareholders a semi-annual report and annual report within 60 days after the close of the period for which the report is being made, or as otherwise required by the 1940 Act.

PRIVACY PRINCIPLES OF THE TRUST

The Trust is committed to maintaining the privacy of its shareholders and to safeguarding their non-public personal information. The following information is provided to help you understand what personal information the Trust collects, how the Trust protects that information and why, in certain cases, the Trust may share information with select other parties.

Generally, the Trust does not receive any non-public personal information relating to its shareholders, although certain non-public personal information of its shareholders may become available to the Trust. The Trust does not disclose any non-public personal information about its shareholders or former shareholders to anyone, except as permitted by law or as is necessary in order to service shareholder accounts (for example, to a transfer agent or third-party administrator).

The Trust restricts access to non-public personal information about its shareholders to employees of the Adviser and its delegates and affiliates with a legitimate business need for the information. The Trust maintains physical, electronic and procedural safeguards designed to protect the non-public personal information of its shareholders.

400,000 Shares

XAI Octagon Floating Rate & Alternative Income Term Trust

6.50% Series 2026 Term Preferred Shares

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PROSPECTUS SUPPLEMENT

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September 8, 2021